Filed Pursuant to Rule 424(b)(5)

Registration No. 333-256930

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, $0.001 par value per share	7,496,007	$62.50	$468,500,438	$51,113.40

(1)	Assumes exercise in full of the underwriters’ option to purchase up to 977,740 additional shares of common stock.
(2)

In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee, except for $279,219.49 that is being offset with respect to unsold securities under its registration statement on Form S-3 initially filed with the Securities and Exchange Commission on February 10, 2021 (Registration No. 333-252938) and withdrawn on June 9, 2021. Pursuant to Rule 457(p), the registrant hereby applies $279,219.49 of such previously paid filing fee with respect to unsold securities against the total amount of the filing fee due for this registration statement.

6,518,267 Shares

Common Stock

This is a public offering of shares of common stock of Celsius Holdings, Inc.

We are offering 1,000,000 shares of our common stock, and the selling stockholders named in this prospectus are offering 5,518,267 shares of our common stock, pursuant to this prospectus supplement and the accompanying prospectus. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders pursuant to this prospectus. However, we will pay the offering expenses, other than underwriting discounts and commissions incurred by the selling stockholders. We intend to use the net proceeds from our offering for general corporate purposes.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CELH.” On June 9, 2021, the last reported sale price of our common stock on the Nasdaq Capital Market was $72.73 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-14 of this prospectus supplement and page 3 of the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state or provincial securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering price	$62.50	$407,391,688
Underwriting discounts and commissions(1)	$ 2.50	$ 16,295,668
Proceeds, before offering expenses, to Celsius Holdings, Inc.	$60.00	$ 60,000,000
Proceeds, before offering expenses, to the selling stockholders	$60.00	$331,096,020

(1)	See “Underwriting” beginning on page S-40 of this prospectus supplement for a description of the compensation payable to the underwriters.

The Company and certain selling stockholders have granted the underwriters an option to purchase up to a maximum of 977,740 additional shares of common stock from them at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. See “Underwriting” for more information.

The underwriters expect to deliver the shares of common stock on or about June 14, 2021.

UBS Investment Bank	Jefferies

B. Riley Securities	Ladenburg Thalmann	Maxim Group LLC	Roth Capital Partners

The date of this prospectus supplement is June 9, 2021.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. This prospectus supplement has been prepared by us based on information we have obtained from sources we believe to be reliable. Summaries of documents contained in this prospectus supplement may not be complete and are qualified in their entirety by reference to such documents. Neither we, the selling stockholders, nor the underwriters represent that the information herein is complete and neither we, the selling stockholders, nor the underwriters have authorized anyone to provide you with information or make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompany prospectus. If anyone provides you with different or inconsistent information or representations, you should not rely on it. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give or make to you. In making an investment decision, you must rely on your own examination of such documents, our business and the terms of the offering, including the merits and risks involved. You should consult your own counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of an investment in the common stock. Information in this prospectus supplement is not investment, legal, tax or business advice. This offering is being made on the basis of this prospectus supplement. Any decision to purchase securities in this offering must be based on the information contained in this prospectus supplement and the accompanying prospectus, including information incorporated by reference herein and therein. The distribution of this prospectus supplement and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement outside the United States. This prospectus and any related free writing prospectus do not constitute, and may not be used in connection with, an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus supplement does not constitute, and will not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

About this prospectus supplement

As used in this prospectus supplement and the accompanying prospectus, the terms “Celsius,” “the Company,” “we,” “us” and “our” refer to Celsius Holdings, Inc., and its subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference therein, gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the Securities and Exchange Commission (the “SEC”). This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference herein and therein, you should rely on the information contained in the document that was filed later. Furthermore, if the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

This prospectus supplement contains statistical data, estimates, and forecasts that are based on independent industry publications or reports or other publicly available information, as well as other information based on our internal sources. This information involves a number of assumptions and limitations, is subject to risks and uncertainties, and is subject to change based on various factors, including those discussed in the section titled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the three months ended March 31, 2021, which are incorporated by reference herein. These and other factors could cause results to differ materially from those expressed or implied in the estimates and forecasts made by the independent parties and by us.

We have proprietary rights to trademarks used in this prospectus supplement that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus supplement are without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

Forward looking statements

This prospectus supplement and the accompanying prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus, contain statements that are based on the current expectations of our Company and management about future events within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Our forward-looking statements may include, but are not limited to, statements about:

•	our expectations relating to expansion into additional geographic markets and product lines;

•	our expectations relating to revenue, operating costs and profitability;

•	our expectations regarding our strategy and investments;

•	our expectations regarding our business, including market opportunity, consumer demand and our competitive advantage;

•	our expectations regarding supply chains and distribution networks;

•	the impact of future and existing food and drug laws and regulations on our business;

•	our expectations regarding cost and availability of materials and ingredients;

•	our expectations regarding our future growth prospects and our ability manage our growth and hire capable personnel to support our growth;

•	the potential ongoing impact of the COVID-19 pandemic on us directly, or on our distributors or suppliers;

•	expected competition from the functional energy drink and supplement industries and other sources;

•	our expectations relating to marketing and advertising expense;

•	the timing of our receipt and recognition of revenues and other payments;

•	our expectations about our trademarks and trade secrets;

•	our expectations relating to macroeconomic conditions;

•	our critical accounting policies and related estimates or changes in accounting practices;

•	liquidity and capital needs;

•	political, legislative, regulatory and legal challenges;

•	the merits or potential impact of any lawsuits filed against us or disputes we may be party to; and

•	other statements regarding our future operations, financial condition, prospects and business strategies.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including but not limited to: our ability to successfully make and integrate acquisitions; the impact on our operations of public health crises, including of the current coronavirus outbreak; and the performance, reliability and availability of our ecommerce platform and underlying network infrastructure.

The words “anticipate,” “assume,” “believe,” “could,” “designed,” “estimate,” “expect,” “forecast,” “goal,” “hope,” “intend,” “may,” “might,” “objective,” “plan,” “potential,” “project,” “seek,” “should,”

“target,” or the negatives and variations of such words and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus supplement and the accompanying prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus, particularly in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding the intent, belief or current expectations of the Company and management that are subject to known and unknown risks, uncertainties and assumptions.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not unduly rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus supplement, whether as a result of any new information, future events or otherwise.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. You are advised to consult any additional disclosures we have made or will make in reports to the SEC on Forms 10-K, 10-Q and 8-K.

Prospectus supplement summary

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying base prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section in this prospectus supplement and the accompanying base prospectus, as well as the financial statements and the other information incorporated by reference herein before making an investment decision.

OVERVIEW

Celsius is a fast-growing company in the functional energy drink and supplement categories in the United States and internationally. We engage in the development, marketing, sale, and distribution of functional calorie-burning supplements. We believe that we provide differentiated products that offer clinically proven and innovative formulas meant to improve the health and wellness of our consumers. Our brand is attractive to a broad range of consumers, including fitness enthusiasts and others simply looking for delicious and healthy alternatives of clean energy. This has helped drive our strong results, including a compound annual growth rate in our revenue of approximately 50% between 2015 and 2020, from $17.2 million to $130.7 million.

We operate in the energy drink market, a fast-growing category in the food and beverage industry, in which we have captured increasing market share through our core offerings of pre- and post-workout functional energy drinks and, more recently, protein bars. Our functional energy drinks are backed by science and clinically proven to deliver health benefits by six self-funded studies published in various health and trade journals, including the Journal of the International Society of Sports Nutrition, the Journal of the American College of Nutrition, and the Journal of Strength and Conditioning Research. These studies have concluded that a single serving of Celsius burns 100-140 calories by increasing a consumer’s resting metabolism by an average of 12%, while providing sustained energy for up to three hours.

Our flagship asset, Celsius Originals, is a fitness supplement drink which accelerates metabolism and burns calories and body fat while providing energy. This product line comes in two versions, a ready-to-drink supplement and an on-the-go powder. We also offer a Celsius Heat and a Branch Chain Amino Acids line, catered to both pre- and post-workout consumer needs. As of March 31, 2021, our products were offered in approximately 92,000 retail locations in the United States, with a growing presence in the European and Asia-Pacific regions. We enjoy strong distribution across major retail channels in the United States, including conventional grocery, natural, convenience, fitness, mass market, vitamin specialty and e-commerce channels.

An integral part of our value proposition is our focus on the functional energy drink and supplement categories and ensuring our products have clear and proven benefits. This is why we have invested in research and development from the start of our business and utilize our proprietary MetaPlus formulation in our portfolio, a blend of ginger root, guarana seed extract, chromium, vitamins and green tea extract with a specific ratio of epigallocatechin gallate. We have eliminated the use of artificial preservatives that is common within the market and replaced them with MetaPlus, which helps the body initiate thermogenesis, a process that boosts metabolic rate. This allows us to provide everyday healthy refreshment to our consumers while still providing the energy boost needed for daily tasks.

We continue to generate strong sales growth. Revenues increased from $36.2 million in 2017 to $52.6 million in 2018, to $75.1 million in 2019, to $130.7 million in 2020. This represents a 54%

compound annual growth rate (CAGR) for the period from 2017 to 2020. We generated $50.0 million in revenues for the three months ended March 31, 2020. While we generated net losses of $8.2 million and $11.2 million in 2017 and 2018, respectively, we generated net income of $10.0 million in 2019, $8.5 million in 2020 and $0.6 million for the three months ended March 31, 2021.

OUR PRODUCTS

Celsius calorie-burning products were first introduced to the marketplace in 2005.

Our original Celsius product line is currently offered in eleven flavors: Orange, Wild Berry, Cola, Grape, Kiwi-Guava, Watermelon, Green Tea Raspberry/Acai, Green Tea/Peach Mango, Fuji Apple Pear, Strawberry Guava, and Peach Vibe. Celsius is packaged in a distinctive 12 ounce sleek can that uses vivid colors in abstract patterns to create a strong on-shelf impact. The cans are sold as singles or in four-packs. We have recently redesigned our packaging to provide a cleaner, crisper and more modern look. In addition to being sugar free, our original ready-to-drink product line is non-genetically modified organism (GMO), kosher and vegan certified, and soy and gluten free.

We also sell a powdered form of the active ingredients in our liquid supplements in individual On-the-Go packets as well as multiple serving canisters.

In 2018, Celsius introduced its first product line extension focused on broadening our reach into the natural products channel. The natural line extension is available in refreshing flavors: three sparkling (grapefruit, cucumber lime, orange pomegranate) and three non-carbonated (pineapple coconut, watermelon berry and strawberries & cream). The natural line extension boasts a clean ingredient panel featuring 100% natural caffeine-from-green-coffee bean extract, and an all-natural sweetener. Like the original Celsius products, our new natural ready-to-drink supplements are non-GMO, kosher and vegan certified and soy and gluten free.

During 2018, we also introduced the second line in our product portfolio, trainer’s grade Celsius Heat. Celsius Heat is also a dietary supplement that uses the same proprietary thermogenic MetaPlus formula as Celsius, which is proven to accelerate metabolism, boost energy and accelerate calorie and fat burn when combined with exercise. Celsius Heat, which is packed with 2,000mg of L-citrulline and 300mg of caffeine, comes in seven carbonated flavors: Apple Jack’d, Orangesicle, Inferno Punch, Cherry Lime, Blueberry Pomegranate, Strawberry Dragonfruit, and Tangerine Grapefruit.

Rounding out our product portfolio are the offerings by our subsidiary, Func Food Group Oyj (Func Food), a Finland-based wellness company that markets and distributes drinks, protein bars, supplements and superfoods in Finland, Sweden, and Norway. Celsius has had a distribution arrangement with Func Food since 2016, when Func Food commenced distribution of our products in Sweden. Func Food subsequently expanded distribution of our products to Finland in 2016 and Norway in 2018. In addition to Celsius’ products, Func Food also distributes products under the brands FAST, FitFarm and CocoVi. The FAST, FitFarm and CocoVi brands and associated products are owned by Func Food. FAST products is a prominent player in the Finland market and has begun distribution into the Swedish market. FitFarm and CocoVi are well-established brands of superfoods and other supplements in the Nordic countries. We completed a financial restructuring and acquisition of Func Food in 2019, allowing us to gain stronger access to distributors and customers in the European nutrition market and expand our portfolio of products.

INDUSTRY OVERVIEW

We operate in the large and growing energy drink industry. We believe consumers have an increasing focus on health and wellness, with the ultimate goal of living healthier lives, which has led to consumers eating and drinking more healthily. They are demanding healthier and more functional supplements with better ingredients and functional benefits. We also believe that health and wellness trends have only strengthened since the onset of the COVID-19 global pandemic, with an increasingly large focus on at-home fitness and an emphasis on healthier living. We believe the market has the potential to expand even further as changes in lifestyles, work practice and globalization have made consumer’s lives increasingly busy, and consumers have increasingly turned to refreshing and healthy energy drinks to keep the mind and body alert. We also believe that functional supplements have the potential to capture consumers from the global coffee market, as functional energy drinks continue to gain mainstream traction. Additionally, we believe that there is a significant international market opportunity for our products.

OUR STRENGTHS

We believe that the following strengths position us to generate significant growth and capture more consumers in the healthy functional energy drinks category.

Disruptive, Proven & Proprietary Functional Supplement. We believe our products differentiate themselves by bringing a functional and healthier component to the energy drink market. We believe we are disrupting the industry by providing a combination of energy and functionality in a single product boosted by the healthiness of underlying ingredients. We invested heavily early on in our products’ life-cycles to ensure that we provided consumers with products clinically proven to burn calories, reduce fat, and increase metabolism. The Ohio Research Group of Exercise Science & Sports Nutrition and the University of Oklahoma have published a total of six clinical studies in well-respected journals including the Journal of the International Society of Sports Nutrition, the Journal of the American College of Nutrition, and the Journal of Strength and Conditioning Research substantiating these facts. A 10-week clinical study published in the Journal of the International Society of Sports Nutrition showed that groups of sedentary men and women who drank a Celsius per day experienced 93% greater fat loss than those who didn’t, broadening our appeal beyond just those who regularly work out. The clinical studies have confirmed that Celsius burns calories, reduces fat, and increases metabolism approximately over a three-hour period. As such, we believe we are a premium product in the healthy functional energy drinks category.

Innovative and Expanding Portfolio Capitalizing on Health & Wellness Trends. We believe our brand is well-positioned to capitalize on growing consumer interest in healthy, functional and convenient energy drinks. With an increasing focus on health and wellness, consumers have increasingly explored the market for alternatives to the artificial and sugary soft drinks prevalent today. Celsius’ goal is to fill a void in the market with our differentiated products distributed across all major channels to reach a growing and passionate customer base. We began with our flagship line Celsius Originals, an energy drink for everyday life for those looking for refreshment, a boost of energy, or an extra push before a workout. We also added our Sweetened with Stevia line, as well as our On-the-Go packets, so our consumers could continue enjoying Celsius at more times in more places. Our Celsius Heat and BCAA lines are designed to satisfy our consumer base looking for more serious pre- and post-workout products and provide further diversification of our product offerings.

Capturing Consumers Where They Shop. We distribute our products through major retailers in grocery, convenience, fitness, mass market, vitamin and specialty drug, the military, vending, natural, and e-commerce channels. Each channel has a specific placement strategy, with products sold at ambient and cold temperature states, as well as in multi-packs in their respective channels. We continue to gain shelf space, improve store execution, and increase velocity rates, as our U.S. door count grew from approximately 82,000 in the fourth quarter of 2020 to approximately 92,000 locations in the first quarter of 2021.

Historical Growth Track Record. Our revenue has been growing at a compound annual growth rate of approximately 50.2% from 2015 through the year ended December 31, 2020. According to SPINS Data for the four weeks ending May 16, 2021, Celsius grew 187.0% versus the same period in 2020. The Celsius brand outpaced growth in the energy drink category by 10 times and has captured approximately a 1.5% share of the energy drink market for the same time period. We have delivered quarterly revenue growth during the year ended December 31, 2020 compared to corresponding periods in 2019. Most recently in the first quarter of 2021, revenue was $50.0 million, an increase of 77.5% from revenue of $28.2 million in the first quarter of 2020. Our strong financial performance has resulted in growth in market capitalization and led to our inclusion in the S&P Small Cap 600, effective January 7, 2021.

OUR GROWTH STRATEGY

Increase Brand Awareness and Accelerate Global Growth in Key International Markets. We have increased our marketing efforts to significantly enhance Celsius position among other healthy, functional alternative to conventional energy drinks, appealing to a broad consumer demographic. We have recently added over 50 new team members to support our national network and marketing initiatives to drive channel expansion as well as educate and support our partners. Coupled with strategic acquisitions and partnerships, this has allowed our brand to expand both domestically as well as internationally in key markets with large market opportunities. Our Func Foods acquisition has opened a distribution channel into many parts of Europe, all while bringing an entirely new product offering with the innovative FAST Bar business. As a result, we believe that we are the top-selling fitness drink brand in Sweden, and are positioned to expand within other Nordic regions. Our nationwide distribution agreement with Qifeng Food Technology Ltd. in China has positioned us to gain awareness in an APAC region and represents another exciting opportunity for future growth.

Drive Sales Performance In Existing and New Channels. We continue to focus on expanding our direct-store delivery (DSD) network and relationships. We believe we are at an inflection point, and that developing a national DSD platform will position us to increase our growth rate. We recently secured additional distribution partners in the Anheuser-Busch, Miller Coors, Keurig Dr. Pepper, and Pepsico networks, further expanding availability of our products. Our distribution network now includes over 180 regional DSD partner distribution centers covering approximately 85% of major metropolitan markets in the U.S. Our e-commerce sales, specifically through Amazon, represent another key medium of strengthening performance and future growth opportunities. Based on Stackline data for the four weeks ended April 17, 2021, Celsius was the number two energy drink brand on Amazon in the U.S. with a 15.5% market share, behind Monster Energy (35.6% market share) and ahead of Red Bull (13.7% market share). We also continue to increase shelf space and penetration in the convenience channel, a major point of purchase within the energy category.

Innovation to Continually Excite our Loyal Consumer Base. Our product innovation has enabled us to build a diverse customer base. Our introduction of new flavors and additional Sweetened with Stevia product lines helped us in expanding the traditional age bracket for energy drinks and attracting a 50% female demographic. With an ever-increasing focus on health and wellness, we believe our customer base is loyal and regularly consumes Celsius products as part of their lifestyle. We plan to continue developing delicious and innovative new products to further grow our customer base. We have also experienced success from innovation in our FAST product portfolio through the launch of a Blueberry Frost energy bar in Sweden and a Positive Energy bar in Finland that has quickly become one of the most preferred bars in the country. We plan to continue to build on this success through further innovation as we expand our customer base in international markets.

Premium Brand Positioning Through Marketing Initiatives. We continue to engage with new and existing customers where they live, work and play helping us build meaningful and emotional connections through robust integrated marketing programs. We have a number of marketing initiatives underway and have continuously engaged with our consumers despite challenges imposed by the COVID-19 pandemic. We increased brand visibility through sponsoring targeted in-person and virtual events. For instance, we supported our first responders by widely distributing our products to nurses, doctors and COVID testing sites during the ongoing COVID-19 pandemic and to firefighters during the California wildfires in 2020. We also activated our “Sweat With Celsius” Instagram live workouts and continue to build our brand ambassador and influencer programs and reach consumers in a more meaningful way. We believe that our marketing initiatives will continue to increase brand awareness and drive further growth in the business.

Increase Velocity through Strategic Cooler and Shelf Placement. We recently began our rollout of Celsius branded coolers to display our products in stores, and have been making steady progress towards our goal in penetrating key accounts to date. We plan to continue the rollout through 2021 and beyond, with our first phase consisting of approximately 1,000 total coolers to support our DSD partners and key accounts. Initial data on the branded coolers is promising, with some stores reporting significant increases in sales velocity. With a short payback period, we expect to see significant return on the investment to install these coolers.

Cost Savings Initiatives and Improving Run Rate Margins. We intend to focus on improving our profit margins as we further increase our revenues and leverage our fixed costs. We also have a number of initiatives to improve margins in the long-term. We have added two warehouses to help us optimize co-packer freight costs. We have put in place initiatives to optimize manufacturing run times at our co-packer facilities and also plan to reduce freight costs through full load shipments of products. We recently entered into a contract with a new dedicated co-packer in North Carolina, bringing our total U.S. co-packer footprint to eight active locations.

Strategic Investments. We are continuously exploring opportunities for strategic investments to grow our business. In addition to our branded cooler program, we have invested in resources and reporting software to track inventory with our DSD partners in specific geographic locations to reduce or mitigate the possibility of stock outs. We will continue to seek similar opportunities for strategic investments in order to drive growth and efficient operations.

SUMMARY OF PRINCIPAL RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider these risks before investing in our common stock, including the risks relating to our business and industry described under “Risk Factors” elsewhere in this prospectus. Such risks may offset our strengths or have a negative effect on our growth strategy, which could cause a decline in the price of our common stock and result in a loss of all or a portion of your investment. In particular, the principal factors and uncertainties that make investing in our common stock risky include:

•

The COVID-19 pandemic, and newly emerging variants of COVID-19, have had, and we expect will continue to have, certain impacts on our business and operations, and such impacts may have a material adverse or other effect on our business and results of operations.

•

We rely on third party co-packers to manufacture our products. If we are unable to maintain good relationships with our co-packers and/or their ability to manufacture our products becomes constrained or unavailable to us, our business could suffer.

•

We rely on distributors to distribute our products in the Direct Store Delivery sales channel and in international markets. If we are unable to secure such distributors and/or we are unable to maintain good relationships with our existing distributors, our business could suffer.

•	Our customers are material to our success. If we are unable to maintain good relationships with our existing customers, our business could suffer.

•	Increases in costs or shortages of raw materials, increases in co-packing costs and challenges in our distribution efforts could adversely impact our business.

•	We are subject to significant competition in the functional energy drink and supplement industries.

•	Our inability to innovate successfully and to provide new cutting-edge products could adversely affect our business and financial results.

•	Changes in consumer product and shopping preferences may reduce demand for some of our products.

•

We derive virtually all of our revenues from functional energy drinks and supplements, and competitive pressure in the functional energy drink and supplement category could adversely affect our business and operating results.

•

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success and significant marketing and advertising could be needed to achieve and sustain brand recognition.

•	Product safety and quality concerns, or other negative publicity (whether or not warranted) could damage our brand image and corporate reputation and may cause our business to suffer.

CORPORATE INFORMATION

We were incorporated in the State of Nevada in April 2005. Our principal executive offices are located at 2424 North Federal Highway, Suite 208, Boca Raton, Florida 33431, and our telephone number is (561) 276-2239. Our website is www.celciusholdingsinc.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement, and you should not consider information on our website to be part of this prospectus supplement.

Celsius® and MetaPlus® are registered trademarks of the Company in the United States. This prospectus supplement and the documents incorporated by reference herein also include other registered and unregistered trademarks of the Company.

The offering

Common stock to be offered by us	1,000,000 shares of our common stock (or 1,150,000 shares if the underwriters exercise their option to purchase additional shares in full).

Common stock to be offered by the selling stockholders	5,518,267 shares of our common stock (or 6,346,007 shares if the underwriters exercise their option to purchase additional shares in full).

Common stock to be outstanding after this offering	74,329,755 shares of common stock (or 74,479,755 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $59.7 million (or approximately $68.7 million if the underwriters exercise their option to purchase up to 150,000 additional shares from us in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from the offering received by us for general corporate purposes.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We will, however, bear the costs associated with the sale of shares by the selling stockholders, other than underwriting discounts and commissions. See “Use of Proceeds.”

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” on page S-14 in this prospectus supplement, the accompanying base prospectus our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, as well as the other information set forth in or incorporated by reference into this prospectus supplement, for a discussion of factors you should carefully consider before investing in our common stock.

Listing	Our common stock is listed on the Nasdaq Capital Market under the symbol “CELH.”

The number of shares of our common stock after this offering is based on 72,585,687 shares of our common stock outstanding as of March 31, 2021 and excludes:

•

2,733,950 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2021 under our 2006 Incentive Stock Plan, as amended in July 2009 (the “2006 Plan”), and the 2015 Incentive Stock Plan (the “2015 Plan”), at a weighted average exercise price of $3.99 per share; and

•	1,754,044 shares of our common stock reserved for issuance under our 2006 Plan and 2015 Plan as of March 31, 2021.

Summary of financial data

We have derived the summary consolidated statement of operations data for the years ended December 31, 2018, December 31, 2019 and December 31, 2020 from our audited consolidated financial statements, and the summary consolidated statement of operations data for the three-month periods ended March 31, 2020 and March 31, 2021 and the summary consolidated balance sheet data as of December 31, 2020 and March 31, 2021 from our unaudited consolidated financial statements, in each case, incorporated by reference in this prospectus supplement. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021.

Consolidated Statements of Operations and Comprehensive Income Data	For the years ended December 31,			For the three month periods ended March 31,
	2018	2019	2020	2020	2021
Revenue(1)	$52,603,986	$75,146,546	$130,725,777	$28,184,889	$50,034,879
Cost of revenue(2)	31,543,608	43,844,733	69,752,032	15,182,706	29,455,784

Gross profit	21,060,378	31,301,813	60,973,745	13,002,183	20,579,095

Selling and marketing expenses	21,213,530	21,129,722	34,875,339	7,506,047	11,959,053
General and administrative expenses	10,487,592	11,620,534	18,187,406	4,528,546	7,806,666

Total operating expense	31,701,122	32,750,256	53,062,745	12,034,593	19,765,719

Income/(loss) from operations	(10,640,744)	(1,448,443)	7,911,000	967,590	813,376
Total Other Income/(Expense)	(565,904)	11,419,703	729,026	(421,539)	(227,952)

Net income before income taxes	(11,419,781)	9,971,260	8,640,026	546,051	585,424
Income tax expense(3)		—	(116,177)	—	—
Net income	(11,419,781)	9,971,260	8,523,849	546,051	585,424
Foreign currency translation gain/(losses)	12,381	(60,580)	551,378	(114,490)	(192,509)
Comprehensive Income	(11,407,400)	9,910,680	9,075,227	431,561	392,915

Income/(Loss) per share:
Basic	$(0.23)	$0.16	$0.12	$0.01	$0.01

Diluted	$(0.23)	$0.16	$0.11	$0.01	$0.01

Weighted average shares outstanding:
Basic	50,050,696	60,761,995	70,195,085	69,284,307	72,516,396

Diluted	50,050,696	64,183,399	74,443,601	70,339,416	76,925,484

(1)	We recognize revenue when obligations under the terms of a contract with the customer are satisfied. Product sales occur once control is transferred upon delivery to the customer. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring goods. The amount of consideration we receive and revenue we recognize varies with changes in customer incentives we offer to our customers and their customers. Sales taxes and other similar taxes are excluded from revenue.
(2)	At December 31, 2020 and December 31, 2019, we recorded an inventory allowance of $1,613,055 and $865,548 respectively. At March 31, 2021 and December 31, 2020, we recorded an inventory allowance of $2,366,990 and $1,613,055, respectively. The changes in the allowance are included in cost of revenue.

(3)	In 2020, our Sweden subsidiary incurred approximately $116,000 of income tax expense due to the inability to fully utilize the net operating losses generated from prior periods.

	December 31, 2020	March 31, 2021
Consolidated Balance Sheet Data	(audited)	(unaudited)
Cash	$43,248,021	$31,634,675
Total current assets	93,150,665	112,217,555
Total Assets	$131,289,773	$148,177,671

Total current liabilities	26,365,092	38,642,619
Total Liabilities	26,962,330	39,166,402

Total Stockholders’ Equity	104,327,443	109,011,269

Risk factors

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference, you should carefully consider the risks discussed below and in Part I, Item 1A, Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2020 before making a decision about investing in our securities. The risks and uncertainties discussed below and in our Annual Report on Form 10-K for the year ended December 31, 2020 and in our most recent Quarterly Report on Form 10-Q for the three months ended March 31, 2021 may not be the only risks we face. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or not believed by us to be material could also impact us.

RISK FACTORS RELATING TO OUR BUSINESS

The COVID-19 pandemic, and newly emerging variants of COVID-19, have had, and we expect will continue to have, certain impacts on our business and operations, and such impacts may have a material adverse or other effect on our business and results of operations.

The current COVID-19 pandemic has presented, and continues to present, a substantial public health and economic challenge around the world and is affecting our employees, communities and business operations, as well as the global economy and financial markets. Additionally, new variants of the COVID-19 virus have emerged in various parts of the world, and it is not yet clear what public health and economic impacts they will have. The human and economic consequences of the COVID-19 pandemic as well as the measures taken or that may be taken in the future by governments, businesses (including us and our suppliers, bottlers/distributors, co-packers and other service providers) and the public at large to limit the COVID-19 pandemic, have impacted and may directly and indirectly impact our business and results of operations, including, without limitation, in the following ways:

•

While some of the restrictions imposed as a result of the initial COVID-19 outbreak have been lifted or eased in many jurisdictions as the rates of COVID-19 infections have decreased or stabilized, resurgence of the COVID-19 pandemic and the emergence of COVID-19 variants in some markets have slowed or reversed the reopening process, and markets are moving through varying stages of restrictions and re-opening at different times. For instance, we have seen the COVID-19 pandemic come under control in certain countries, while in others, continue to rise. As a result, a number of countries, particularly in EMEA, could be subject to additional lockdowns and/or other restrictions, which could further impact consumer demand. If the COVID-19 pandemic and related unfavorable economic conditions continue, the negative impact on our sales, including our new product innovation launches, could be prolonged and may become more severe.

•

Deteriorating or stagnant economic conditions and continued financial uncertainties in many of our major markets due to the COVID-19 pandemic, such as increased and prolonged unemployment, decreases in per capita income and the level of disposable income, declines in consumer confidence, or economic slowdowns or recessions, could affect consumer purchasing power and consumers’ ability to purchase our products, thereby reducing demand for our products. In addition, public concern among consumers regarding the risk of contracting COVID-19 may also reduce demand for our products.

•

The closures of, and continued restrictions affecting, on-premise retailers, including fitness centers and gyms, and other establishments that sell our products as a result of the COVID-19 pandemic have adversely impacted and may continue to adversely impact our sales and results of operations.

•

Our advertising, marketing, promotional, sponsorship and endorsement activities have been, and will continue to be, disrupted by reduced opportunities for such activities due to measures taken to limit the spread of the COVID-19 pandemic and the cancellations of or reduced capacity at sporting events, concerts and other events may result in decreased demand for our products. Our product sampling programs, which are part of our strategy to develop brand awareness, have been, and will continue to be, disrupted by the COVID-19 pandemic. If we are unable to successfully adapt to the changing landscape of advertising, marketing, promotional, sponsorship and endorsement opportunities created by the COVID-19 pandemic, our sales, market share, volume growth and overall financial results could be negatively affected.

•

Our innovation activities, including our ability to introduce new products in certain markets, have been delayed and/or adversely impacted by the COVID-19 pandemic. If such innovation activities are disrupted and we continue to delay the launch of new products and/or we are unable to secure sufficient distribution levels for such new products, our business and results of operations could be adversely affected.

•

Some of our suppliers, bottlers/co-packers and distributors have experienced or may experience plant closures, production slowdowns and disruptions in operations, and increased labor costs which they may attempt to pass through to us, as a result of the impact of the COVID-19 pandemic. This could result in a disruption to our operations, including through potential write-downs or bad-debt expenses.

•

The COVID-19 pandemic has adversely impacted logistics and could result in delays in our receipt of certain raw materials as a result of shipping delays due to, among other things, additional safety requirements imposed by port authorities, closures of, or congestion at ports, reduced availability of commercial transportation, border restrictions and capacity constraints.

•

As with certain other industries, the functional energy drink and supplement industries have experienced some shortages of aluminum cans. We have been able to secure adequate supply and have not experienced significant adverse effects on our business and operations from such shortage, but higher prices have impacted our margins. We are unable to accurately predict how this might evolve prospectively.

•

Actions we have taken or may take, or decisions we have made or may make, as a consequence of the COVID-19 pandemic may result in negative publicity and the Company becoming a party to litigation claims and/or legal proceedings, which could consume significant financial and managerial resources, result in decreased demand for our products and injury to our reputation.

•

The resumption of normal business operations after the disruptions caused by the COVID-19 pandemic may be delayed or constrained by the COVID-19 pandemic’s lingering effects on our suppliers, bottlers/distributors, co-packers, contractors, business partners and/or other service providers.

Any of the negative impacts of the COVID-19 pandemic, including those described above, alone or in combination with others, may have a material adverse effect on our business, reputation, operating results and/or financial condition and could exacerbate many of the risk factors discussed herein, any of which could materially affect our business, reputation, operating results and/or financial condition.

We rely on third party co-packers to manufacture our products. If we are unable to maintain good relationships with our co-packers and/or their ability to manufacture our products becomes constrained or unavailable to us, our business could suffer.

We do not directly manufacture our products, but instead outsource such manufacturing to established third party co-packers. These third-party co-packers may not be able to fulfill our demand as it arises, could begin to charge rates that make using their services cost inefficient or may simply not be able to or willing to provide their services to us on a timely basis or at all. In the event of any disruption or delay, whether caused by a rift in our relationship or the inability of our co-packers to manufacture our products as required, we would need to secure the services of alternative co-packers. We may be unable to procure alternative packing facilities at commercially reasonable rates and/or within a reasonably short time period and any such transition could be costly. In such case, our business, financial condition and results of operations would be adversely affected.

We rely on distributors to distribute our products in the Direct Store Delivery sales channel and in international markets. If we are unable to secure such distributors and/or we are unable to maintain good relationships with our existing distributors, our business could suffer.

We distribute Celsius in the direct store delivery sales channel by entering into agreements with distributors having established sales, marketing and distribution organizations. We similarly are seeking to expand our international distribution, particularly in East Asia and elsewhere in Asia by entering into agreements with large established distributors who service those markets. Unilateral decisions by distributors, grocery chains, convenience chains, drug stores, nutrition stores, mass merchants, club warehouses and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or devote less resources to the sale of our products could cause our business to suffer. In addition, possible trading disputes between our distributors and their customers or buying groups may result in the delisting of certain of our products, temporarily or otherwise. Distributor consolidation may also have an impact on our business. Many of our distributors are affiliated with and manufacture and/or distribute other functional energy drink and supplement products. In many cases, such products compete directly with our products. The marketing efforts of our distributors are important for our success. If Celsius proves to be less attractive to our distributors and/or if we fail to attract distributors, and/or our distributors do not market and promote our products with greater focus in preference to the products of our competitors, our business, financial condition and results of operations could be adversely affected.

Our customers are material to our success. If we are unable to maintain good relationships with our existing customers, our business could suffer.

Unilateral decisions could be taken by our distributors, grocery chains, convenience chains, drug stores, nutrition stores, mass merchants, club warehouses and other customers to discontinue carrying all or any of our products that they are carrying at any time, which could cause our business to suffer.

Additionally, as a result of the growth of our business and the increase in online sales in 2020 related in part to the COVID-19 pandemic, one customer, Amazon, accounted for approximately 15.1% and 12.0% of our revenues during the years ended December 31, 2020 and December 31, 2019, respectively. Such trend continued during the three months ended March 31, 2021, when Amazon accounted for approximately 15.8% of our revenues. Similar to the majority of our customer arrangements, Amazon my terminate sales of our product at any time without notice.

Increases in costs or shortages of raw materials, increases in co-packing costs and challenges in our distribution efforts could adversely impact our business.

The principal raw materials used by us are flavors and ingredient blends as well as aluminum cans, the prices of which are subject to fluctuations. We are uncertain whether the prices of any of the above or any other raw materials or ingredients we utilize will increase in the future and whether we will be able to pass any of such increases on to our customers. We do not use hedging agreements or alternative instruments to manage the risks associated with securing sufficient ingredients or raw materials. In addition, some of these raw materials, such as our distinctive 12 ounce can, are available from a limited number of suppliers. As alternative sources of supply may not be available, any interruption in the supply or increased cost of such ingredients or raw materials might materially harm us.

While the functional energy drink and supplement industries have experienced some shortages of cans as a result of the COVID-19 pandemic, Celsius has been able to secure adequate supply, though potentially at higher cost. To address the industry-wide shortage of aluminum cans, we have recently begun importing cans manufactured abroad and currently expect approximately 50% of our can supply for 2021 to be derived from imported cans. We believe the increased prices, combined with a requirement to prepay for raw materials, will negatively impact our margins. We are unable to accurately predict how these cost trends might evolve prospectively. Such industry-wide shortages of raw materials, including aluminum cans, could from time to time in the future be encountered, which could interfere with and/or delay production of certain of our products and negatively impact our financial performance.

Our failure to accurately estimate demand for our products could adversely affect our business and financial results.

We may not correctly estimate demand for our existing products and/or new products. Our ability to estimate demand for our products is imprecise, particularly with regard to new products, and may be less precise during periods of rapid growth, including in new markets. If we materially underestimate demand for our products or are unable to secure sufficient ingredients, flavors, sleek aluminum cans and other raw materials for our supplements or experience difficulties with our co-packing arrangements, including production shortages or quality issues, we might not be able to satisfy demand on a short-term basis. Moreover, industry-wide shortages of certain ingredients have occurred and could occur, from time to time in the future, resulting in production fluctuations and/or product shortages. We generally do not use hedging agreements or alternative instruments to manage this risk. Such shortages could interfere with and/or delay production of certain of our products and could have a material adverse effect on our business and financial results.

If we do not accurately anticipate the future demand for a particular product or the time it will take to obtain new inventory, our inventory levels may be inadequate and our results of operations may be negatively impacted. If we fail to meet our shipping schedules, we could damage our relationships with distributors and/or retailers, increase our distribution costs and/or cause sales opportunities to be delayed or lost. In order to be able to deliver our products on a timely basis, we need to maintain adequate inventory levels of the desired products. If the inventory of our products held by our distributors and/or retailers is too high, they will not place orders for additional products, which could unfavorably impact our future sales and adversely affect our operating results.

Changes in the retail landscape or the loss of key retail or foodservice customers could adversely affect our financial results.

Our industry is being affected by the trend toward consolidation in and blurring of the lines between retail channels, particularly in Europe and the United States. Larger retailers may seek lower prices from us, may demand increased marketing or promotional expenditures, and may be more likely to use their distribution networks to introduce and develop private-label brands, any of which could negatively affect our profitability. In addition, discounters and value stores are growing at a rapid pace. Our industry is also being affected by the rapid growth in sales through e-commerce retailers, e-commerce websites, mobile commerce applications and subscription services, which may result in a shift away from physical retail operations to digital channels. As we build our e-commerce capabilities, we may not be able to develop and maintain successful relationships with existing and new e-commerce retailers without experiencing a deterioration of our relationships with key customers operating physical retail channels. If we are unable to successfully adapt to the rapidly changing retail landscape, including the rapid growth in digital commerce, our share of sales, volume growth and overall financial results could be negatively affected. In addition, our success depends in part on our ability to maintain good relationships with key retail customers. The loss of one or more of our key retail customers could have an adverse effect on our financial performance.

Significant additional labeling or warning requirements or limitations on the marketing or sale of our products may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements or limitations on the marketing or sale of our products as a result of what they contain or allegations that they cause adverse health effects. If these types of requirements become applicable to one or more of our products under current or future environmental or health laws or regulations, they may inhibit sales of such products.

For example, under one such law in California, known as Proposition 65, if the state has determined that a substance causes cancer or harms human reproduction, a warning must be provided for any product sold in the state that exposes consumers to that substance, unless the exposure falls under an established safe harbor level or another exemption is applicable. If we were required to add Proposition 65 warnings on the labels of one or more of our supplement products produced for sale in California, the resulting consumer reaction to the warnings and possible adverse publicity could negatively affect our sales both in California and in other markets.

Our continued expansion outside of the United States exposes us to uncertain conditions and other risks in international markets.

We have continued expanding our sales of our products internationally into a variety of new markets and are currently seeking to expand our international distribution, particularly in East Asia and elsewhere in Asia by entering into agreements with large established distributors who service those markets. As our growth strategy includes further expanding our international business, if we are unable to continue to expand distribution of our products outside the United States, our growth rate could be adversely affected. Although we intend to sell through established distributors in international markets, we have limited or no operating experience in many of such markets and it may be costly to promote our brands in international markets. We face and will continue to face substantial risks associated with foreign distribution and sale of our products, including: economic and/or political instability in various international markets; fluctuations in foreign currency exchange rates; restrictions on or costs relating to the repatriation of foreign profits to the United States, including possible taxes and/or withholding obligations on any repatriations; and tariffs and/or trade restrictions. These risks could have a significant impact on our ability to distribute and sell our products on a competitive basis in international markets and could have a material adverse effect on our business, financial condition and results of operations. Also, distribution and sale of products outside of the United States are subject to risks relating to appropriate compliance with legal and regulatory requirements in local jurisdictions, potentially higher product damage rates if our products are shipped long distances, potentially higher incidence of fraud and/or corruption, credit risk of distributors and potentially adverse tax consequences.

Numerous U.S. and International laws including export and import controls affect our ability to compete in international markets.

U.S. export control laws and economic and trade sanctions prohibit the provision of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. Even though we take precautions to prevent our products from being shipped or provided to embargoed countries and U.S. sanctions targets, they could be shipped, or provided by our distributors, to those countries and targets despite such precautions. The provision of goods in violation of U.S. export controls and/or sanctions could have negative consequences for our business, including government investigations, penalties and reputational harm. We must also comply with U.S. import laws.

U.S. laws such as the Foreign Corrupt Practices Act (FCPA) also impact our international activities. We are subject to the FCPA and other laws that prohibit improper payments and offers to foreign officials and political parties for the purpose of obtaining or retaining business. Selling products into international markets, including through distributors, creates the risk of unauthorized payments or offers, for which we may be held responsible. Violations of the FCPA or other applicable anti-corruption and anti-bribery laws may result in severe criminal or civil sanctions, or other liabilities, which could negatively affect our business, operating results and financial condition.

Changes in export and import regulations, economic sanctions and related laws, shifts in the enforcement or scope of existing regulations, changes in the countries, governments or persons targeted by such regulations and the imposition of tariffs may create delays in the introduction and sale of our products in international markets, result in decreased ability to export or sell our products to existing or potential customers with international operations or in some cases, prevent the export or import of our products to certain countries, governments or persons.

Actions taken with respect to tariffs or trade relations between the United States and other countries, the products subject to such actions, and actions taken by other countries in retaliation may also have an adverse impact on us. The failure to comply with applicable current or future U.S. import, export control, sanctions and anti-corruption laws, including U.S. Customs regulations, could expose us and our employees to substantial civil or criminal penalties, fines and in extreme cases, incarceration. In addition, if our distributors fail to obtain appropriate import, export or re-export licenses or authorizations, or otherwise act in accordance with applicable laws, we may be adversely affected through reputational harm and penalties.

Global or regional catastrophic events could impact our operations and affect our ability to grow our business.

Because of our increasingly global presence, our business could be affected by unstable political conditions, civil unrest, protests and demonstrations, large-scale terrorist acts, especially those directed against the United States or other major industrialized countries where our products are distributed, the outbreak or escalation of armed hostilities, major natural disasters and extreme weather conditions, such as hurricanes, wildfires, tornados, earthquakes or floods, or widespread outbreaks of infectious diseases (such as the COVID-19 pandemic). Such catastrophic events could impact our operations and our supply chain, including the production and/or distribution of our products. Materials and/or personnel may need to mobilize to other locations. Our headquarters and a large part of our operations are located in Florida, a state at greater risk of hurricanes. Some of the raw materials we use, including certain sizes of cans, are available from limited suppliers, and a regional catastrophic event impacting such suppliers could adversely impact our operations. In addition, such events could disrupt global or regional economic activity, which could affect consumer purchasing power and consumers’ ability to purchase our products, thereby reducing demand for our products. If our operations are disrupted or we are unable to grow our business as a result of these factors, our growth rate could decline and our business, financial condition and results of operations could be adversely affected.

Climate change and natural disasters may affect our business.

There is concern that a gradual increase in global average temperatures due to increased carbon dioxide and other greenhouse gases in the atmosphere could cause significant changes in weather patterns around the globe and an increase in the frequency and severity of natural disasters. Changing weather patterns could result in decreased agricultural productivity in certain regions, and/or outbreaks of diseases or other health issues, which may limit availability and/or increase the cost of certain ingredients used in our products and could impact the food security of communities around the world. Increased frequency or duration of extreme weather conditions could also impair production capabilities, disrupt our supply chain and/or impact demand for our products.

Natural disasters and extreme weather conditions, such as hurricanes, wildfires, earthquakes or floods, and outbreaks of diseases (such as the COVID-19 pandemic) or other health issues may affect our operations and the operation of our supply chain, impact the operations of our distributors and unfavorably impact our consumers’ ability to purchase our products. In addition, public expectations for reductions in greenhouse gas emissions could result in increased energy, transportation and raw material costs, and may require us to make additional investments in facilities and equipment. Changes in applicable laws, regulations, standards or practices related to greenhouse gas emissions, packaging and water scarcity, as well as initiatives by advocacy groups in favor of certain climate change-related laws, regulations, standards or practices, may result in increased compliance costs, capital expenditures and other financial obligations, which could affect our business, financial condition and results of operations. Sales of our products may also be influenced to some extent by weather conditions in the markets in which we operate. Our third-party co-packers use a number of key ingredients in the manufacture of our liquid supplement products and powder packets that are derived from agricultural commodities. Increased demand for food products and decreased agricultural productivity in certain regions of the world as a result of changing weather patterns and other factors may limit the availability or increase the cost of such agricultural commodities and could impact the food security of communities around the world. Weather conditions may influence consumer demand for certain of our supplements, which could have an effect on our operations, either positively or negatively.

We depend upon our trademarks and proprietary rights, and any failure to protect our intellectual property rights or any claims that we are infringing upon the rights of others may adversely affect our competitive position.

Our success depends, in large part, on our ability to protect our current and future brands and products and to defend our intellectual property rights. We have registered the Celsius and MetaPlus trademarks with the United States Patent and Trademark Office, as well as a number of additional trademarks. We cannot be sure that trademarks will be issued with respect to any future trademark applications or that our competitors will not challenge, invalidate or circumvent any existing or future trademarks issued to, or licensed by, us.

Our products are manufactured using our proprietary blends of ingredients. These blends are created by third-party suppliers to our specifications and then supplied to our co-packers. Although all of the third parties in our supply and manufacture chain execute confidentiality agreements, there can be no assurance that our trade secrets, including our proprietary ingredient blends will not become known to competitors.

We believe that our competitors, many of whom are more established and have greater financial and personnel resources than we do, may be able to replicate or reverse engineer our processes, brands, flavors, or our products in a manner that could circumvent our protective safeguards. Therefore, we cannot give you any assurance that our confidential business information will remain proprietary. Any such loss of confidentiality could diminish or eliminate any competitive advantage provided by our proprietary information.

We must continually maintain, protect and/or upgrade our information technology systems, including protecting us from internal and external cybersecurity threats.

Information technology enables us to operate efficiently, interface with customers, maintain financial accuracy and efficiency and accurately produce our financial statements. If we do not appropriately allocate and effectively manage the resources necessary to build and sustain the proper technology infrastructure, we could be subject to transaction errors, processing inefficiencies, the loss of customers, business disruptions, and/or the loss of and/or damage to intellectual property through security breaches, including internal and external cybersecurity threats. Cybersecurity attacks are evolving and include, but are not limited to, malicious software (malware, ransomware and viruses), phishing and social engineering, attempts to gain unauthorized access to networks, computer systems and data, malicious or negligent actions of employees (including misuse of information they are entitled to access) and other forms of electronic security breaches that could lead to disruptions in business systems, an inability to process customer orders and/or lost customer orders, unauthorized release of confidential or otherwise protected information and corruption of data.

We rely on relationships with third parties, including suppliers, distributors, co-packers, contractors, cloud data storage and other information technology service providers and other external business partners, for certain functions or for services in support of our operations. These third-party service providers and partners, with whom we may share data, are subject to similar risks as we are relating to cybersecurity, privacy violations, business interruption, and systems, as well as employee failures. While we have procedures in place for selecting and managing our relationships with third-party service providers and other business partners, we do not have control over their business operations or governance and compliance systems, practices and procedures, which increases our financial, legal, reputational and operational risk. These third parties may experience cybersecurity incidents that may involve data we share with them or rely on them to provide to us, and the need to coordinate with such third-parties, including with respect to timely notification and access to personnel and information concerning an incident, may complicate our efforts to resolve any issues that arise.

We believe that we have adopted appropriate measures including ongoing cybersecurity risk assessments to mitigate potential risks to our technology and our operations from these information technology-related disruptions. However, given the unpredictability of the timing, nature and scope of such disruptions, we could potentially be subject to operational interruption, damage to our brand image and private data exposure.

Moreover, if our data management systems do not effectively collect, store, process and report relevant data for the operation of our business (whether due to equipment malfunction or constraints, software deficiencies, cybersecurity attack and/or human error), our ability to effectively plan, forecast and execute our business plan and comply with applicable laws and regulations will be impaired, perhaps materially. Any such impairment could materially and adversely affect our financial condition, results of operations, cash flows and the timeliness with which we report our internal and external operating results.

If we fail to comply with data privacy and personal data protection laws, we could be subject to adverse publicity, government enforcement actions and/or private litigation, which may negatively impact our business and operating results.

We receive, process, transmit and store information relating to certain identified or identifiable individuals (“personal data”), including current and former employees, in the ordinary course of business. As a result, we are subject to various U.S. federal and state and foreign laws and regulations relating to personal data. These laws are subject to change, and new personal data legislation may be enacted in other jurisdictions at any time. In the European Union, the General Data Protection Regulation (“GDPR”) became effective in May 2018 for all member states. The GDPR includes operational requirements for companies receiving or processing personal data of residents of the European Union different from those that were previously in place and also includes significant penalties for noncompliance. Additionally, the California Consumer Privacy Act of 2018 (“CCPA”), which was enacted in June 2018 and came into effect on January 1, 2020, provides a new private right of action and statutory damages for certain data breaches and imposes operational requirements on companies that process personal data of California residents, including making new disclosures to consumers about data collection, processing and sharing practices and allowing consumers to opt out of certain data sharing with third parties.

Changes introduced by the GDPR and the CCPA, as well as other changes to existing personal data protection laws and the introduction of such laws in other jurisdictions, subject the Company to, among other things, additional costs and expenses and may require costly changes to our business practices and security systems, policies, procedures and practices. There can be no assurances that our security controls over personal data, training of personnel on data privacy and data security, vendor management processes, and the policies, procedures and practices we implement will prevent the improper processing or breaches of personal data. Data breaches or improper processing, or breaches of personal data in violation of the GDPR, the CCPA and/or of other personal data protection or privacy laws and regulations, could harm our reputation, cause loss of consumer confidence, subject us to government enforcement actions (including fines), or result in private litigation against us, which may result in potential loss of revenue, increased costs, liability for monetary damages or fines and/or criminal prosecution, thereby negatively impacting our business and operating results.

If we fail to manage future growth effectively, our business could be materially adversely affected.

We have experienced rapid growth, and anticipate such growth may continue. During the year ended December 31, 2020, we grew from 120 to 154 employees, and expect to continue expanding our hiring and marketing efforts with no assurance that our business or revenue will continue to grow. This growth may place significant demands on management and our operational infrastructure. As we continue to grow, we must manage such growth effectively by successfully integrating, developing and motivating a large number of new employees, while maintaining the beneficial aspects of our company culture. If we do not manage the growth of our business and operations effectively, the quality of our products and efficiency of our operations could suffer and we may not be able to execute on our business plan, which could harm our brand, results of operations and overall business. Accordingly, we cannot guarantee that we will achieve our planned growth, or even if we are able to grow as planned, that we will continue to sustain such growth or performance.

We may incur material losses as a result of product recall and product liability.

We may be liable if the consumption of any of our products causes injury, illness or death. We also may be required to recall some of our products if they become contaminated or are damaged or mislabeled. A significant product liability judgment against us, or a widespread product recall, could have a material adverse effect on our business, financial condition and results of operations. The amount of the insurance we carry is limited, and that insurance is subject to certain exclusions and may or may not be adequate.

We rely on our management team and other key personnel.

We depend on the skills, experience, relationships, and continued services of key personnel, including our experienced management team. In addition, our ability to achieve our operating goals also depends on our ability to recruit, train, and retain qualified individuals. We compete with other companies both within and outside of our industry for talented personnel, and we may lose key personnel or fail to attract and retain additional talented personnel. Any such loss or failure could adversely affect our product sales, financial condition, and operating results.

In particular, our continued success will depend in part, on our ability to retain the talents and dedication of key employees. If key employees finalize their employment, become ill as a result of the COVID-19 pandemic, or if an insufficient number of employees is retained to maintain effective operations, our business may be adversely affected and our management team may be distracted. Furthermore, we may not be able to locate suitable replacements for any of our key employees who leave or be able to offer employment to potential replacements on reasonable terms, all of which could adversely affect our procurement & distribution processes, sales & marketing activities, financial processes and condition and results of operations.

The U.S. Food and Drug Administration (“FDA”) has not passed on the efficacy of our products or the accuracy of any claim we make related to our products.

Although six independent clinical studies have been conducted relating to the calorie-burning and related effects of our products, the results of these studies have not been submitted to or reviewed by the FDA.

Further, the FDA has not passed on the efficacy of any of our products nor has it reviewed or passed on any claims we make related to our products, including the claim that our products aid consumers in burning calories or enhancing their metabolism.

The Federal Trade Commission (“FTC”) regulates advertising and may review the truthfulness of and substantiation for any claim we make related to our products.

Our advertising activities are subject to regulation by the FTC under the Federal Trade Commission Act. In recent years, the FTC and state attorneys general have initiated numerous investigations of dietary and nutritional supplement companies and products. Any actions or investigations initiated against the Company by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations.

The shifting regulatory environment through the various jurisdictions in which are products are sold necessitates building and maintaining robust systems to achieve and maintain compliance in multiple jurisdictions and increases the possibility that we may violate one or more of the legal requirements. If our operations are found to be in violation of any applicable laws or regulations, we may be subject to, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, injunctions, or product withdrawals, recalls or seizures, any of which could adversely affect our ability to operate our business, our financial condition and results of operations.

RISK FACTORS RELATING TO OUR INDUSTRY

We are subject to significant competition in the functional energy drink and supplement industries.

The functional energy drink and supplement industries are highly competitive. The principal areas of competition are pricing, packaging, distribution channel penetration, development of new products and flavors, product positioning as well as promotion and marketing strategies. Our products compete with a wide range of drinks produced by a relatively large number of manufacturers, most of which have substantially greater financial, marketing and distribution resources and name recognition than we do.

Important factors affecting our ability to compete successfully include the efficacy, taste and flavor of our products, trade and customer promotions, rapid and effective development of new, unique cutting-edge products, attractive and different packaging, branded product advertising and pricing. The success of our social media and other general marketing endeavors may impact our business, financial condition and results of operation. Our products compete with all liquid refreshments and with products of much larger and substantially better financed competitors, including the products of numerous nationally and internationally known producers, such as The Coca Cola Company, Dr. Pepper Snapple Group, PepsiCo, Inc., Nestle, Waters North America, Inc., Hansen Natural Corp. and Red Bull. We also compete with companies that are smaller or primarily local in operation. Our products also compete with private label brands such as those carried by supermarket chains, convenience store chains, drug store chains, mass merchants and club warehouses. New competitors continue to emerge, some of which target specific markets of ours as well as the health and wellness space. This may require additional marketing expenditures on our part to remain competitive.

The rapid growth in sales through e-commerce retailers, e-commerce websites, mobile commerce applications and subscription services, and closures of physical retail operations, particularly during, and potentially following, the COVID-19 pandemic, may result in a shift away from physical retail operations to digital channels and a reduction in impulse purchases. Further, the ability of consumers to compare prices on a real-time basis using digital technology puts additional pressure on us to maintain competitive prices. Sales in gas chains may also be affected by improvements in fuel efficiency and increased consumer preferences for electric or alternative fuel-powered vehicles, which may result in fewer trips by consumers to gas stations and a corresponding reduction in purchases by consumers in convenience gas retailers. We have been growing our e-commerce sales by using Amazon and leveraging our retail partners e-commerce platforms, rather than building our own internal platform. However, if we are unable to successfully adapt to the rapidly changing retail landscape, our share of sales, volume growth and overall financial results could be negatively affected.

Due to competition in the functional energy drink and supplement industries, there can be no assurance that we will not encounter difficulties in maintaining our current revenues, market share or position in the functional energy drink and supplement industries. If our revenues decline, our business, financial condition and results of operations could be adversely affected.

Our inability to innovate successfully and to provide new cutting-edge products could adversely affect our business and financial results.

Our ability to compete in the highly competitive functional energy drink and supplement industries and to achieve our business growth objectives depends, in part, on our ability to develop new flavors, products and packaging. The success of our innovation, in turn, depends on our ability to identify consumer trends and cater to consumer preferences. If we are not successful in our innovation activities, our business, financial condition and results of operation could be adversely affected.

Changes in consumer product and shopping preferences may reduce demand for some of our products.

The functional energy drink and supplement categories are subject to changing consumer preferences and shifts in consumer preferences may adversely affect us. There is increasing awareness of and concern for health, wellness and nutrition considerations, including concerns regarding caloric intake associated with sugar-sweetened drinks and the perceived undesirability of artificial ingredients. Our products do not contain the artificial preservatives often found in many energy drinks and sodas. Celsius® has no artificial preservatives, aspartame or high fructose corn syrup and is very low in sodium. The main Celsius line of products are sweetened with sucralose, a sugar-derived sweetener that is found in Splenda®, which makes our liquid supplements low-calorie. However, consumer preferences may shift away from the trend towards healthier options that we have observed, and as such, there can be no assurance that our current products and product lines will maintain their current levels of demand. There are also changes in demand for different packages, sizes and configurations. This may reduce demand for our liquid supplements, which could reduce our revenues and adversely affect our results of operations.

Consumers are seeking greater variety in their functional energy drinks and supplements. Our future success will depend, in part, upon our continued ability to develop and introduce different and innovative drinks and supplements that appeal to consumers. In order to retain and expand our market share, we must continue to develop and introduce different and innovative supplements and be competitive in the areas of efficacy, taste, quality and price, although there can be no assurance of our ability to do so. There is no assurance that consumers will continue to purchase our products in the future. Product lifecycles for some functional energy drink and supplement brands, products and/or packages may be limited to a few years before consumers’ preferences change. The functional energy drink and supplements we currently market are in varying stages of their product lifecycles, and there can be no assurance that such products will become or remain profitable for us. We may be unable to achieve volume growth through product and packaging initiatives. We may also be unable to penetrate new markets. Additionally, as shopping patterns are being affected by the digital evolution, with consumers embracing shopping by way of mobile device applications, e-commerce retailers and e-commerce websites or platforms, we may be unable to address or anticipate changes in consumer shopping preferences or engage with our consumers on their preferred platforms. If our revenues decline, our business, financial condition and results of operations could be adversely affected.

We derive virtually all of our revenues from functional energy drinks and supplements, and competitive pressure in the functional energy drink and supplement category could adversely affect our business and operating results.

Our focus is in the functional energy drink and supplement category, and our business is vulnerable to adverse changes impacting the fitness supplement category and business, which could adversely impact our business and the trading price of our common stock.

Virtually all of our sales are derived from our functional energy drink and supplements, including our CELSIUS Originals, CELSIUS HEAT, CELSIUS BCCA+ENERGY, CELSIUS On-the-Go and CELSIUS product lines. Any decrease in the sales of our functional energy drinks and supplements could significantly adversely affect our future revenues and net income. Historically, we have experienced substantial competition from new entrants in the functional energy drink and supplement categories.

The increasing number of competitive products and limited amount of shelf space, including in coolers, in retail stores may adversely impact our ability to gain or maintain our share of sales in the marketplace. In addition, certain actions of our competitors, including unsubstantiated and/or misleading claims, false advertising claims and tortious interference in our business, as well as competitors selling misbranded products, could impact our sales. Competitive pressures in the functional energy drink and supplement categories could impact our revenues, cause price erosion and/or lower market share, any of which could have a material adverse effect on our business and results of operations.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success and significant marketing and advertising could be needed to achieve and sustain brand recognition.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers. Our business also depends on acceptance by our independent distributors of our brand as one that has the potential to provide incremental sales growth rather than reduce distributors’ existing functional energy drinks and supplements. The development of brand awareness and market acceptance is likely to require significant marketing and advertising expenditures. There can be no assurance that Celsius will achieve and maintain satisfactory levels of acceptance by independent distributors and retail customers. Any failure of the Celsius brand to maintain or increase acceptance or market penetration would likely have a material adverse effect on business, financial condition and results of operations.

If we are unable to successfully manage new product launches, our business and financial results could be adversely affected.

Due to the highly competitive nature of the global functional energy rink and supplement sectors, we expect and intend to continue to introduce new products and evolve existing products to better match consumer demand. The success of new and evolved products depends on a number of factors, including timely and successful development and consumer acceptance. Such endeavors may also involve significant risks and uncertainties, including distraction of management from current operations, greater than expected liabilities and expenses, inadequate return on capital, exposure to additional regulations and reliance on the performance of third parties.

Our sales are affected by seasonality.

As is typical in the functional energy drink and supplement sectors, our sales are seasonal. Our highest sales volumes generally occur in the second and third quarters, which correspond to the warmer months of the year in our major markets. Consumer demand for our products is also affected by weather conditions. Cool, wet spring or summer weather could result in decreased sales of our supplements and could have an adverse effect on our results of operations.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our functional energy drinks and supplements are subject to the rules and regulations of various federal, state and local health agencies. The marketing and sale of our products internationally is similarly subject to compliance with applicable laws, rules and regulations in those foreign countries where our products are sold. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our business, financial condition and results of operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have an adverse effect on our business, financial condition and results of operations.

Product safety and quality concerns, or other negative publicity (whether or not warranted) could damage our brand image and corporate reputation and may cause our business to suffer.

Our success depends in large part on our ability to maintain consumer confidence in the safety and quality of all of our products. We have rigorous product safety and quality standards, which we expect our operations as well as our suppliers to meet. However, despite our strong commitment to product safety and quality, we or our suppliers may not always meet these standards, particularly as we expand our product offerings through innovation or acquisitions into product categories, that are beyond our traditional range of functional energy drinks and supplements. If we or our suppliers fail to comply with applicable product safety and quality standards, or if our supplement products taken to the market are or become contaminated or adulterated by any means, we may be required to conduct costly product recalls and may become subject to product liability claims and negative publicity, which could cause our business to suffer.

Our success also depends on our ability to build and maintain the brand image for our existing products, new products and brand extensions and maintain our corporate reputation. There can be no assurance that our advertising, marketing and promotional programs and our commitment to product safety and quality, human rights and environmental sustainability will have the desired impact on our products’ brand image and on consumer preferences and demand. Claims regarding product safety, quality and/or ingredient content issues, efficacy or lack thereof (real or imagined), our culture and our workforce, our environmental impact and the sustainability of our operations, or allegations of product contamination, even if false or unfounded, could tarnish the image of our brands and may cause consumers to choose other products. Consumer demand for our products could diminish significantly if we, our employees, distributors, suppliers or business partners fail to preserve the quality of our products, act or are perceived to act in an unethical, illegal, discriminatory, unequal or socially irresponsible manner, including with respect to the sourcing, content or sale of our products, service and treatment of our customers, or the use of customer data. For example, Celsius’ former managing director of Asia, since leaving the Company, has been charged in connection with 1Malaysia Development Bhd.-related matters. Furthermore, our brand image or perceived product quality could be adversely affected by litigation, unfavorable reports in the media (internet or elsewhere), studies in general and regulatory or other governmental inquiries (in each case whether involving our products or those of our competitors) and proposed or new legislation affecting our industry. For example, we are currently in arbitration proceedings with McGovern Capital, Inc. and Kevin McGovern about a fee dispute emerging from a representative agreement among the parties and Celsius Holdings in connection with sales of our products in the People’s Republic of China for four years starting from September 1, 2017. Negative postings or comments on social media or networking websites about the Company or any one of our brands, even if inaccurate or malicious, could generate adverse publicity that could damage the reputation of our brands or the Company. Business incidents, whether isolated or recurring and whether originating from us, our distributors, suppliers or business partners, that erode consumer trust can significantly reduce brand value or potentially trigger boycotts of our products and can have a negative impact on consumer demand for our products as well as our reputation and financial results. The impact of such incidents may be exacerbated if they receive considerable publicity, including rapidly through social or digital media (including for malicious reasons) or result in litigation.

In addition, from time to time, there are public policy endeavors that are either directly related to our products and packaging or to our business. These public policy debates can occasionally be the subject of backlash from advocacy groups that have a differing point of view and could result in adverse media and consumer reaction, including product boycotts. Similarly, our sponsorship relationships could subject us to negative publicity as a result of actual or alleged misconduct by individuals or entities associated with organizations we sponsor or support. Likewise, campaigns by activists connecting us, or our supply chain, with human and workplace rights, environmental or animal rights issues could adversely impact our corporate image and reputation. Allegations, even if untrue, that we are not respecting the human rights found in the United Nations Universal Declaration of Human Rights; actual or perceived failure by our suppliers or other business partners to comply with applicable labor and workplace rights laws, including child labor laws, or their actual or perceived abuse or misuse of migrant workers; adverse publicity surrounding obesity and health concerns related to our products, our environmental impact and the sustainability of our operations, labor relations, our culture and our workforce or the like could negatively affect our Company’s overall reputation and brand image, which in turn could have a negative impact on our products’ acceptance by consumers.

Litigation regarding our products could expose us to significant liabilities and reduce demand for our products.

We have been and are a party, from time to time, to various litigation claims and legal proceedings, including, but not limited to, intellectual property, false advertising, product liability, breach of contract claims and others. Other lawsuits have been filed against us claiming that certain statements made in our advertisements and/or on the labels of our products were false and/or misleading or otherwise not in compliance with food standards under local law. Putative class action lawsuits have also been filed against us, alleging that certain claims in our marketing promotional amount to false advertising. We do not believe any statements made by us in our promotional materials or set forth on our product labels are false or misleading or noncompliant with local law, and we have been defending, and will continue to vigorously defend such lawsuits.

Any of the foregoing matters or other litigation, the threat thereof, or unfavorable media attention arising from pending or threatened litigation could consume significant financial and managerial resources and result in diminished operational efficiency of the company, significant monetary awards against us, an injunction barring the sale of any of our products and injury to our reputation. Our failure to successfully defend or settle any litigation or legal proceedings could result in liabilities that, to the extent not covered by our insurance, could have a material adverse effect on our financial condition, revenue and profitability, and could cause the market value of our common stock to decline.

RISK FACTORS RELATING TO OUR STATUS AS A REPORTING PUBLIC COMPANY

We are subject to the periodic reporting requirements of the Exchange Act that require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are subject to the periodic reporting requirements of the Exchange Act and as a result, we are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm must review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel reviews and assists in the preparation of such reports. The fees of these professionals cannot be accurately predicted because factors such as the number and type of transactions that we engage in and the complexity of our required reports cannot be determined at this time. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

On June 2, 2021, we ended our engagement of Assurance Dimensions as our independent registered public accounting firm, effective upon the filing of our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2021 (the “Effective Date”). Assurance Dimensions will continue to serve as our independent registered public accounting firm, including providing audit services, through the Effective Date. The decision to terminate Assurance Dimensions as our independent registered public accounting firm was approved by the audit committee of our board of directors at a meeting held on June 2, 2021.

On June 2, 2021, the audit committee of our board of directors approved the appointment of Ernst & Young LLP as our new independent registered public accounting firm. We notified Ernst & Young on June 2, 2021, that it would be engaged as our independent registered public accounting firm, effective subsequent to the filing of the Effective Date. There can be no assurance that our new independent registered public accounting firm will not find errors in any of our historical financial statements, or will not disagree with our application of accounting principles or any accounting judgments we have made, any of which could require us to make adjustments to, or restate, our historical financial statements.

Our periodic filings as required under the Exchange Act may be subject to review and comment by the SEC, which may result in changes to our public disclosure.

We are subject to the periodic reporting requirements of the Exchange Act, and filings made pursuant to such obligation may be subject to review and comment by the SEC. On December 22, 2020, we received a letter from the SEC Division of Corporate Finance, including their comments and requests for clarification surrounding disclosure in our Form 10-K for the year ended December 31, 2019 and our Form 10-Q for the quarterly period ended September 30, 2020. We have since responded to the SEC and filed an amendment to the Form 10-K for the year ended December 31, 2019 on Form 10-K/A containing such updates.

Furthermore, the SEC may review our periodic filings in the future, and should the SEC conduct such review and comment, we may be required to revise such periodic filings, including but not limited to the financial statements contained therein.

If we do not maintain an effective internal control environment as well as adequate control procedures over our financial reporting, investor confidence may be adversely affected thereby unfavorably impacting the value of our stock price.

We are required to maintain proper internal control over our financial reporting and adequate controls related to our disclosures. As defined in Rule 13a-15(f) under the Exchange Act, internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officers and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. If we fail to maintain adequate controls, our business, the results of operations, financial condition and/or the value of our stock may be adversely impacted.

We must maintain additional disclosure controls procedures with respect to acquisitions.

When we undertake acquisitions, such as our October 2019 acquisition of our Nordic distribution partner, there are specific technical rules compliance with which are necessary to provide proper disclosures to the users of the financial statements. If these rules are not followed, the information provided may not be complete or properly comply with all the technical requirements.

We face investigation from the SEC, the timeline for which and the results of which are currently unknown.

On January 8, 2021, we received a letter from the SEC Division of Enforcement seeking the production of documents in connection with a non-public fact finding inquiry by the SEC to determine whether violations of the federal securities laws have occurred. The SEC letter states that the investigation does not mean that the SEC has concluded that the Company or anyone else has violated the federal securities laws. We promptly cooperated with the SEC staff regarding the request for document production and intend to fully cooperate with the SEC staff on the matter. At this time, however, we cannot predict the length, scope, or results of the investigation or the impact, if any, of the investigation on our results of operations.

We may also be subject to further or other examinations, investigations, proceedings and orders by the SEC or other regulators. Any such further or other actions could be expensive and damaging to our business, results of operations and financial condition.

RISK FACTORS RELATED TO OUR COMMON STOCK

We cannot guarantee the continued existence of an active established public trading market for our common stock.

Our common stock currently is listed for trading on the Nasdaq Capital Market. Trading in stock quoted on the Nasdaq Capital Market may often experience wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance.

Market prices for our common stock may also be influenced by a number of other factors, including:

•	the issuance of new equity securities pursuant to a public or private offering;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	change in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of Celsius and the energy drink and supplement industries generally; and

•	general economic and other national conditions.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our Articles of Incorporation allows our board of directors to issue shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

The ability of our principal stockholders to control our business may limit or eliminate minority stockholders’ ability to influence corporate affairs.

Our principal stockholders own common stock and/or preferred stock which holds a majority of the voting power of our issued and outstanding capital. Accordingly, they will be able to effectively control the election of directors, as well as all other matters requiring stockholder approval. The interests of our principal stockholders may differ from the interests of other stockholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of other directors and other business decisions. The minority stockholders have no way of overriding decisions made by our principal stockholders. This level of control may also have an adverse impact on the market value of our shares because our principal stockholders may institute or undertake transactions, policies or programs that result in losses, may not take any steps to increase our visibility in the financial community and / or may sell sufficient numbers of shares to significantly decrease our price per share.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Use of proceeds

We estimate that our net proceeds from the sale by us of the shares of common stock in this offering will be approximately $59.7 million (or approximately $68.7 million if the underwriters exercise their option to purchase up to 150,000 additional shares from us in full), after deducting underwriting discounts and commissions and estimated offering expenses that we must pay, based upon the public offering price of $62.50 per share.

We will not receive any proceeds from the sale of shares by the selling stockholders. We will, however, bear the costs associated with the sale of shares by the selling stockholders, other than underwriting discounts and commissions.

We expect to use the net proceeds from the sale of the common stock offered in this offering for general corporate purposes.

Dividend policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund our growth, and we do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors and will depend on a number of factors, including, but not limited to, future earnings, the success of our business, our capital requirements, our general financial condition and future prospects, general business conditions, the consent of our lenders and such other factors as the board of directors may deem relevant.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization at March 31, 2021 on:

•	an actual basis; and

•

an as adjusted basis giving effect to the sale and issuance by us of 1,000,000 shares of common stock in this offering at the public offering price of $62.50 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with the section in this prospectus supplement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021.

	At March 31, 2021
	Actual	As Adjusted
	(In thousands, except share and per share amounts)
Cash	$31,634,675	$91,348,675

Stockholders’ Equity:
Common stock, $0.001 par value; 100,000,000 shares authorized, 72,585,687 shares issued and outstanding, at March 31, 2021; 100,000,000 shares authorized, 73,585,687 shares issued and outstanding, as adjusted	72,586	73,586
Additional paid-in capital	164,174,742	223,887,742
Accumulated other comprehensive loss	(394,651)	(394,651)

Accumulated deficit	(54,841,408)	(54,841,408)

Total Stockholders’ Equity	109,011,269	168,725,269

Total capitalization	$109,011,269	$168,725,269

The number of shares of our common stock after this offering is based on 72,585,687 shares of our common stock outstanding as of March 31, 2021 and excludes:

•

2,733,950 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2021 under our 2006 Plan and the 2015 Plan, at a weighted average exercise price of $3.99 per share; and

•	1,754,044 shares of our common stock reserved for issuance under our 2006 Plan and 2015 Plan as of March 31, 2021.

Dilution

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after giving effect to this offering.

Our historical net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding. Our historical net tangible book value at March 31, 2021 was $82,152,751, or $1.13 per share. After giving effect to the sale of 1,000,000 shares of common stock by us at a public offering price of $62.50 per share, and after deducting underwriting discount and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at March 31, 2021 would have been approximately $141,866,751, or $1.93 per share. This would represent an immediate increase in the net tangible book value of $0.80 per share to existing stockholders and an immediate dilution of $60.57 per share to investors in this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of common stock after giving effect to this offering.

The following table illustrates this dilution:

Public offering price per share		$62.50
Historical net tangible book value per share at March 31, 2021	$1.13
Increase in net tangible book value per share attributable to new investors in this offering	$0.80
As adjusted net tangible book value per share at March 31, 2021 after giving effect to this offering		$1.93

Dilution per share to new investors in this offering		$60.57

The number of shares of our common stock after this offering is based on 72,585,687 shares of our common stock outstanding as of March 31, 2021 and excludes:

•

2,733,950 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2021 under our 2006 Plan and the 2015 Plan, at a weighted average exercise price of $3.99 per share; and

•	1,754,044 shares of our common stock reserved for issuance under our 2006 Plan and 2015 Plan as of March 31, 2021.

Furthermore, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

Material U.S. federal income tax considerations for non-U.S. holders of common stock

The following is a general discussion of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering. This discussion does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. This description is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and existing and proposed U.S. Treasury regulations promulgated thereunder, administrative pronouncements, judicial decisions, and interpretations of the foregoing, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. We have not sought and will not seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

This discussion is limited to non-U.S. holders (as defined below) who hold shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to a non-U.S. holder in light of a non-U.S. holder’s particular circumstances, nor does it discuss special tax provisions, which may apply to a non-U.S. holder if a non-U.S. holder is subject to special treatment under U.S. federal income tax laws, such as for certain financial institutions or financial services entities, insurance companies, tax-exempt entities, tax-qualified retirement plans, persons subject to special tax accounting rules under Section 451(b) of the Code, “qualified foreign pension funds” (and entities all of the interests of which are held by qualified foreign pension funds), dealers in securities or currencies, entities that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes (and partners or beneficial owners therein), foreign branches, “controlled foreign corporations,” “passive foreign investment companies,” former U.S. citizens or long-term residents, corporations that accumulate earnings to avoid U.S. federal income tax, persons deemed to sell common stock under the constructive sale provisions of the Code, persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment and persons that hold our preferred stock. In addition, this summary does not address the alternative minimum tax, the Medicare contribution tax on net investment income, any state, local or non-U.S. taxes or any other U.S. federal tax laws, such as estate and gift tax laws.

Non-U.S. holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of purchasing, owning and disposing of our common stock, as well as the application of any other U.S. federal, state, local, non-U.S. tax laws and income tax treaties.

As used in this section, a “non-U.S. holder” is a beneficial owner of our common stock (other than a partnership or any other entity treated as a pass-through entity for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of

Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the other pass-through entity will depend upon the status of the partner or owner and the activities of the partnership or other pass-through entity. Any partnership, partner in such a partnership or owner of another pass-through entity holding shares of our common stock should consult its tax advisor as to the particular U.S. federal income tax consequences applicable to it.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS, AND ANY APPLICABLE INCOME TAX TREATIES.

DISTRIBUTIONS ON COMMON STOCK

Distributions, if any, made on our common stock to a non-U.S. holder generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is first applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in its shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of our common stock. See “—Dispositions of Common Stock.”

Subject to the discussion below regarding effectively connected income, any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. federal withholding tax at a 30% rate of the gross amount of the dividend. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty. A non-U.S. holder is urged to consult its tax advisor regarding its entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form or documentation), as applicable, to us or our paying agent. If the non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent. Even if our current and accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder and, if required by an applicable income tax treaty, are attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States, are generally exempt from the U.S. federal withholding tax described above. To obtain this exemption, a non-U.S. holder must provide us with a valid IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax (provided certain certification and disclosure requirements are satisfied), are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to a non-U.S. holder being subject to taxation at the regular graduated rates on effectively connected dividends as described above, such effectively connected dividends, as adjusted for certain items, received by any non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Other Withholding Taxes.”

DISPOSITIONS OF COMMON STOCK

A non-U.S. holder will not be subject to U.S. federal income or withholding tax on a sale, exchange or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States) (in which case the special rules described below apply);

•

the non-U.S. holder is a nonresident alien individual present in the United States for 183 or more days in the taxable year of such disposition and certain other conditions are met (in which case the gain would be subject to U.S. federal income tax at a rate of 30%, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses of the non-U.S. holder, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses); or

•

we are, or become, a “United States real property holding corporation” (a “USRPHC”), for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of our common stock and the non-U.S. holder’s holding period for our common stock (as further described below).

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals 50% or more of the sum of the fair market value of (a) its worldwide real property interests and (b) its other assets used or held for use in a trade or business. The tax relating to dispositions of stock in a USRPHC does not apply to a non-U.S. holder whose holdings, actual and constructive, amount to 5% or less of our common stock at all times during the shorter of the five-year period ending on the date of disposition of our common stock and the non-U.S. holder’s holding period for our common stock, provided that our common stock is regularly traded on an established securities market. No assurance can be provided that our common stock will be regularly traded on an established securities market at all times for purposes of the rules described above. Although there can be no assurances in this regard, we believe we have not been and are not currently a USRPHC and do not anticipate being a USRPHC in the future. Non-U.S. holders are urged to consult their tax advisor about the consequences that could result if we are, or become, a USRPHC.

If any gain from the sale, exchange or other taxable disposition of our common stock is effectively connected with a U.S. trade or business conducted by a non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in certain cases involving individuals, a fixed base) maintained by such non-U.S. holder in the United States), then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would also be subject to a “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Any dividends or other distributions that are paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns also may be made available to the tax authorities of the country in which the non-U.S. holder resides or is established under the provisions of various treaties or agreements for the exchange of information. Dividends paid on our common stock and the gross proceeds from a taxable disposition of our common stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding if such non-U.S. holder fails to comply with applicable U.S. information reporting and certification requirements. Provision of an IRS Form W-8 appropriate to the non-U.S. holder’s circumstances will generally satisfy the certification requirements necessary to avoid the additional information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules may be refunded by the IRS or credited against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

OTHER WITHHOLDING TAXES

Provisions commonly referred to as “FATCA” impose a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of U.S.-source dividends (including our dividends) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. Withholding imposed by FATCA may also apply to gross proceeds from the sale or other taxable disposition of U.S. corporate stock (including our common stock); although, under proposed U.S. Treasury regulations, no withholding would apply to such gross proceeds. Taxpayers (including withholding agents) are generally permitted to rely on the proposed U.S. Treasury regulations until final Treasury regulations are issued. An intergovernmental agreement between the United States and an applicable non-U.S. country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return containing the required information (which may entail a significant administrative burden). Non-U.S. holders are urged to consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS AND INCOME TAX TREATIES.

Selling stockholders

The following table sets forth the number of shares of our common stock to be sold by the selling stockholders under this prospectus supplement and the selling stockholders’ beneficial ownership of our common stock as of the date of this prospectus supplement. The percentage of common stock owned by the selling stockholders, both before and after the offering, is based on 73,329,755 shares of common stock outstanding as of June 4, 2021.

Certain selling stockholders have granted the underwriters an option to purchase up to a maximum of 827,740 additional shares of common stock from them at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

	Shares of Common Stock Beneficially Owned Prior to Offering			Shares of Common Stock Beneficially Owned After Offering (assuming no exercise of option)		Shares of Common Stock Beneficially Owned After Offering (assuming full exercise of option)
Name of Selling Stockholder	Number of Shares	Percent of Outstanding Shares	Number of Shares Being Offered	Number of Shares	Percent of Outstanding Shares	Number of Shares	Percent of Outstanding Shares
Tony Lau (Director)	165,186	0.23%	150,000	15,186	0.02%	15,186	0.02%
CD Financial, LLC (Carl DeSantis)	22,109,152	30.15%	2,300,000	19,809,152	27.01%	19,105,573	26.05%
Charmnew Limited	9,066,014	12.36%	2,300,000	6,766,014	9.23%	6,641,853	9.06%
Edwin Negron-Carballo (Chief Financial Officer)	298,074	0.41%	150,000	148,074	0.20%	148,074	0.20%
Hal Kravitz (Director)	152,351	0.21%	91,258	61,093	0.08%	61,093	0.08%
John Fieldly (Chief Executive Officer and Director)	1,325,252	1.81%	150,000	1,175,252	1.60%	1,175,252	1.60%
Kevin Harrington (Director)	73,685	0.10%	70,000	3,685	0.00%	3,685	0.00%
N A Castaldo Separate Property Trust (Nicholas Castaldo) (Director)	264,807	0.36%	68,978	195,829	0.27%	195,829	0.27%
Thomas Lynch (Director)	287,181	0.39%	90,000	197,181	0.27%	197,181	0.27%
William Milmoe (Director)	11,087,252	15.12%	148,031	8,639,221	11.78%	7,935,642	10.82%

Underwriting

We and the selling stockholders are offering the shares of our common stock described in this prospectus supplement and the accompanying prospectus through the underwriters named below. UBS Securities LLC and Jefferies LLC are acting as bookrunners for the offering and as representatives of the underwriters. Subject to the terms and conditions set forth in an underwriting agreement among us, the underwriters and the selling stockholders, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriters	Number of shares
UBS Securities LLC	3,128,769
Jefferies LLC	2,085,846
B. Riley Securities, Inc.	325,913
Ladenburg Thalmann & Co. Inc.	325,913
Maxim Group LLC	325,913
Roth Capital Partners, LLC	325,913

Total	6,518,267

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters and their affiliates against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $1.50 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters. The information assumes either no exercise or full exercise, to the extent applicable by the underwriters of their option to purchase additional shares.

	Paid by us		Paid by selling stockholders		Total
	No exercise	Full exercise	No exercise	Full exercise	No exercise	Full exercise
Per share	$2.50	$2.50	$2.50	$2.50	$2.50	$2.50
Total	$2,500,000	$2,875,000	$13,795,668	$15,865,018	$16,295,668	$18,740,017.5

The expenses of the offering payable by us, not including the estimated underwriting discounts and commissions, are estimated to be $286,000.

OPTION TO PURCHASE ADDITIONAL SHARES

The underwriters have an option, exercisable for 30 days after the date of this prospectus, to purchase up to 977,740 additional shares of common stock from the Company and certain of the selling stockholders at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

We, our executive officers and directors and the selling stockholders have agreed not to sell or transfer any of our common stock or securities convertible into, exchangeable for, exercisable for, or repayable with our common stock, for the period ending 90 days after the date of this prospectus without first obtaining the written consent of UBS Securities LLC and Jefferies LLC. Specifically, we and these other persons have agreed, with certain customary exceptions, not to directly or indirectly (i) issue, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to our common stock or any other of our securities that are substantially similar to our common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing; (ii) file or cause to become effective a registration statement under the Securities Act relating to the offer and sale of any our common stock or any other of our securities that are substantially similar to our common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing; (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or any other of our securities that are substantially similar to our common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise; or (iv) publicly announce an intention to effect any transaction specified in clause (i), (ii) or (iii).

This lock-up provision also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

Until the distribution of the shares is completed, SEC rules may limit underwriters from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price. In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. ‘‘Covered’’ short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. ‘‘Naked’’ short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC DISTRIBUTION

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as email. A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members, if any, for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members, if any, that may make Internet distributions on the same basis as other allocations.

OTHER RELATIONSHIPS

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area (each, a ‘‘Member State’’), an offer to the public of any shares of common stock may not be made in that Member State, except that an offer to the public in that Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a ‘‘qualified investor’’ as defined under Regulation (EU) 2017/1129 (the ‘‘Prospectus Regulation’’);

•

to fewer than 150 natural or legal persons (other than ‘‘qualified investors’’ as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a ‘‘qualified investor’’ and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire shares of common stock in the offering.

For the purposes of this provision, the expression an ‘‘offer of ordinary shares to the public’’ in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are ‘‘qualified investors’’ (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the ‘‘Order’’) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as ‘‘relevant persons’’). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

NOTICE TO PROSPECTIVE INVESTORS IN SWITZERLAND

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (‘‘SIX’’) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, nor the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (‘‘FINMA’’), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (‘‘CISA’’). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

NOTICE TO PROSPECTIVE INVESTORS IN THE DUBAI INTERNATIONAL FINANCIAL CENTRE

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (‘‘DFSA’’). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

NOTICE TO PROSPECTIVE INVESTORS IN AUSTRALIA

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (‘‘ASIC’’), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the ‘‘Corporations Act’’), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the ‘‘Exempt Investors’’) who are ‘‘sophisticated investors’’ (within the meaning of section 708(8) of the Corporations Act), ‘‘professional investors’’ (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

NOTICE TO PROSPECTIVE INVESTORS IN HONG KONG

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to ‘‘professional investors’’ as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a ‘‘prospectus’’ as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

NOTICE TO PROSPECTIVE INVESTORS IN JAPAN

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, ‘‘Japanese Person’’ shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

NOTICE TO PROSPECTIVE INVESTORS IN CANADA

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (‘‘NI 33-105’’), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

The validity of the shares of common stock offered hereby will be passed upon by Greenberg Traurig, P.A. and the validity of the shares of common stock offered by the selling stockholders will be passed upon by Gutiérrez Bergman Boulris PLLC. Goodwin Procter LLP is acting as counsel to the underwriters.

Change in auditor

On June 2, 2021, the Company ended the engagement of Assurance Dimensions as the Company’s independent registered public accounting firm, effective upon the filing of the Company’s Quarterly Report on Form 10-Q for the second quarter ended June 30, 2021 (the “Effective Date”). Assurance Dimensions will continue to serve as the Company’s independent registered public accounting firm, including providing audit services, through the Effective Date. The decision to terminate Assurance Dimensions as the Company’s independent registered public accounting firm was approved by the audit committee of the board of directors of the Company at a meeting held on June 2, 2021.

On June 2, 2021, the audit committee of the board of directors approved the appointment of Ernst & Young LLP as the Company’s new independent registered public accounting firm. The Company notified Ernst & Young on June 2, 2021, that it would be engaged as the Company’s independent registered public accounting firm, effective upon the Effective Date.

Experts

Assurance Dimensions, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2020 and December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Assurance Dimensions’ reports, given on their authority as experts in accounting and auditing.

Where you can find more information

We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. These documents are also available, free of charge, through the Corporate section of our website, which is located at www.celsius.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information on our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement on Form S-3, as amended, under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the exhibits attached thereto, contains additional relevant information about us and the securities. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement from the SEC on the website listed above. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website, www.celsius.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information on our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

Incorporation of certain information by reference

The SEC allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2020;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 13, 2021;

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 23, 2017, including any amendments or reports filed for the purposes of updating this description; and

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 8, 2021, February 10, 2021, February 24, 2021, June 3, 2021 and June 7, 2021.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Any statement contained in a document incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement and accompanying prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus supplement and accompanying prospectus but not delivered with this prospectus supplement and accompanying prospectus.

Requests for such documents should be directed to:

Celsius Holdings, Inc.

2424 N. Federal Highway, Suite 208

Boca Raton, FL 33431

Phone: (561) 276-2239

You may also access the documents incorporated by reference in this prospectus supplement and accompanying prospectus through our website at www.celsius.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus supplement and accompanying prospectus or the registration statement of which they form a part.

Prospectus

Celsius Holdings, Inc.

Common Stock, Preferred Stock, Debt Securities, Depositary Shares and Warrants

We or any selling stockholders may from time to time offer to sell our common stock, preferred stock or debt securities either separately or represented by warrants, or depositary shares, as well as units that include any of these securities. The debt securities, preferred stock and warrants may be convertible into or exercisable or exchangeable for our common stock or preferred stock or other securities of ours.

We or any selling stockholders may offer and sell these securities to or through one or more underwriters, dealers and agents as designated from time to time, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by selling stockholders. When we or any selling stockholders offer securities, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you decide to invest in any of these securities.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CELH”. We will make application to list any shares of common stock sold pursuant to a supplement to this prospectus on the Nasdaq Global Select Market. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek the listing of any securities, the applicable prospectus supplement will disclose the exchange or market.

Investing in our securities involves certain risks. See “Risk Factors” on page 3 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2021.

i

About this Prospectus

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf process, we or selling stockholders may, in one or more offerings, sell any combination of securities described in this prospectus or other securities that we may subsequently add in a post-effective amendment to this registration statement. This prospectus provides you with a general description of the securities we or our selling stockholders may offer. Each time we or our selling stockholders sell securities pursuant to the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information; Incorporation by Reference.”

Unless otherwise indicated or the context otherwise requires, when used in this prospectus and any prospectus supplement, the terms “Celsius,” “the Company,” “we,” “our,” and “us” refer to Celsius Holdings, Inc. and its subsidiaries on a consolidated basis.

The Company

We are engaged in the development, marketing, sale and distribution of functional calorie-burning fitness and lifestyle beverages under the Celsius® brand name. According to multiple clinical studies we funded, a single serving of Celsius® burns 100 to 140 calories by increasing a consumer’s resting metabolism an average of 12% and providing sustained energy for up to a nine-hour period. Our exercise focused studies show Celsius delivers additional benefits when consumed prior to exercise. The studies show benefits such as increase in fat burn, increase in lean muscle mass and increased endurance.

We seek to combine nutritional science with mainstream beverages by using our proprietary thermogenic (calorie-burning) MetaPlus® formulation, while fostering the goal of healthier everyday refreshment by being as natural as possible without the artificial preservatives often found in many energy drinks and sodas. Celsius® has no artificial preservatives, aspartame or high fructose corn syrup and is very low in sodium. Celsius® uses good-for-you ingredients and supplements such as green tea (EGCG), ginger, calcium, chromium, B vitamins and vitamin C. The main Celsius line of products are sweetened with sucralose, a sugar-derived sweetener that is found in Splenda®, which makes our beverages low-calorie and suitable for consumers whose sugar intake is restricted.

We currently offer five beverage lines, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® BCAA+ENERGY, CELSIUS® On-the-Go and CELSIUS® Sweetened with Stevia.

Celsius has undertaken significant marketing efforts aimed at building brand awareness, including a wide variety of marketing vehicles such as television, radio, digital, social media, sponsorships, and magazine advertising. We also undertake various promotions at the retail level such as coupons and other discounts in addition to in-store sampling. During the first quarter of 2021, Celsius launched a branded cooler program, with a first phase target of locating up to 1,000 coolers in various retail outlets.

In the United States and elsewhere in North America, Celsius® is sold across many retail segments. They include supermarkets, convenience stores, drug stores, nutritional stores, and mass merchants. We also sell to health clubs, spas, gyms, the military and e-commerce websites.

We distribute our products domestically through a hybrid of direct-store delivery (DSD) distributors and as well as sales direct to retailers (DTR). We are continuing to emphasize DSD distribution as we believe it has been a key element in opening additional domestic markets and retail segments and increasing sales.

Our products are distributed in various foreign regions, primarily Europe and Asia, through regional and country-specific distribution partners. In October 2019, we acquired Func Food Group Oyj (“Func Food”), our Nordic distribution partner, who markets both our products as well as other products under its own brands. Celsius intends to use Func Food as a platform to expand product distribution elsewhere in Europe.

We do not directly manufacture beverages, powder packets or nutritional bars, but instead outsource the manufacturing process to established third-party co-packers. We do, however, provide our co-packers with flavors, ingredient blends, cans and other raw materials for our beverages purchased by us from various suppliers.

Our principal executive offices are located at 2424 N. Federal Highway, Suite 208, Boca Raton, Florida 33431 and our telephone number is (561) 276-2239. We were incorporated in Nevada under the name “Vector Ventures, Inc., in 2005, and were originally engaged in mineral exploration. Such business was unsuccessful. In 2007, we acquired the Celsius® beverage business of Elite FX, Inc., a Florida corporation engaged in the development of “functional” beverages since 2004 in a reverse merger, and subsequently changed our name to Celsius Holdings, Inc. Our corporate website is www.celsius.com. The information contained on or accessible through our website is not part of this prospectus.

Risk Factors

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission and incorporated by reference in this prospectus, and under similar headings in our subsequently filed annual reports on Form 10-K and quarterly reports on Form 10-Q. The risks and uncertainties described in such risk factors are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. A prospectus supplement applicable to each type or series of securities we offer may also contain a discussion of any additional risks applicable to our business and the particular type of securities we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement.

Special Note Regarding Forward-Looking Statements

This prospectus and any accompanying prospectus supplement, including the documents incorporated or deemed to be incorporated by reference into this prospectus and an accompanying prospectus supplement, contain statements that are based on the current expectations of our Company and management about future events within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Our forward-looking statements may include, but are not limited to, statements about:

•	our expectations relating to expansion into additional geographic markets and product lines;

•	our expectations relating to revenue, operating costs and profitability;

•	our expectations regarding our strategy and investments;

•	our expectations regarding our business, including market opportunity, consumer demand and our competitive advantage;

•	our expectations regarding supply chains and distribution networks;

•	the impact of future and existing food and drug laws and regulations on our business;

•	our expectations regarding cost and availability of materials and ingredients;

•	our expectations regarding our future growth prospects and our ability manage our growth and hire capable personnel to support our growth;

•	the potential ongoing impact of the COVID-19 pandemic on us directly, or on our distributors or suppliers;

•	expected competition from the functional energy drink and supplement industries and other sources;

•	our expectations relating to marketing and advertising expense;

•	the timing of our receipt and recognition of revenues and other payments;

•	our expectations about our trademarks and trade secrets;

•	our expectations relating to macroeconomic conditions;

•	our critical accounting policies and related estimates or changes in accounting practices;

•	liquidity and capital needs;

•	political, legislative, regulatory and legal challenges;

•	the merits or potential impact of any lawsuits filed against us or disputes we may be party to; and

•	other statements regarding our future operations, financial condition, prospects and business strategies.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including but not limited to: our ability to successfully make and integrate acquisitions; the impact on our operations of public health crises, including of the current coronavirus outbreak; and the performance, reliability and availability of our ecommerce platform and underlying network infrastructure.

The words “anticipate,” “assume,” “believe,” “could,” “designed,” “estimate,” “expect,” “forecast,” “goal,” “hope,” “intend,” “may,” “might,” “objective,” “plan,” “potential,” “project,” “seek,” “should,” “target,” or the negatives and variations of such words and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus and may appear in an accompanying prospectus supplement, including the documents incorporated or deemed to be incorporated by reference into this prospectus and an accompanying prospectus supplement, particularly in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding the intent, belief or current expectations of the Company and management that are subject to known and unknown risks, uncertainties and assumptions.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not unduly rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. You are advised to consult any additional disclosures we have made or will make in reports to the SEC on Forms 10-K, 10-Q and 8-K.

Selling Stockholders

We may register securities covered by this prospectus to permit selling stockholders to resell their securities. We may register securities for resale by selling stockholders by filing a prospectus supplement with the Commission. The prospectus supplement would set forth information about the selling stockholder, including their name, the amount of their securities that will be registered and sold, their beneficial ownership of the securities and their relationship with us.

Use of Proceeds

Unless otherwise indicated in a prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we intend to use the net proceeds from the sale of securities sold by us under this prospectus for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of our securities sold by any selling stockholder. The prospectus supplement relating to an offering may contain a more detailed description of the use of proceeds of any specific offering of securities.

The Securities

We may from time to time offer under this prospectus, separately or together:

•	shares of common stock;

•	shares of preferred stock, which may be represented by depositary shares as described below;

•	unsecured senior, senior subordinated or subordinated debt securities; and

•	warrants to purchase shares of (1) common stock; (2) preferred stock; (3) depositary shares and (4) debt securities.

Description of Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 2,500,000 shares of preferred stock, par value $0.001 per share. Our board of directors may designate series of preferred stock, remove any series of preferred stock, establish or modify the number of shares to be included in each such series, and fix the designation, powers, preferences, rights, restrictions and limitations of the shares of each such series of preferred stock without any further vote or action by our stockholders. Any issuance of preferred stock could be used to discourage, delay or make more difficult a change in control.

As of June 4, 2021, our outstanding capital stock consisted of 73,329,755 shares of common stock. No shares of preferred stock were outstanding. All outstanding shares of common stock are validly issued, fully paid and non-assessable. No other shares of any class or series were issued and outstanding as of June 4, 2021. In addition, as of March 31, 2021, we had reserved (1) 2,733,950 shares of common stock issuable upon the exercise of stock options outstanding under our 2006 Incentive Stock Plan, as amended in July 2009 (the “2006 Plan”), and the 2015 Incentive Stock Plan (the “2015 Plan”), at a weighted average exercise price of $3.99 per share; and (2) 1,754,044 shares of our common stock reserved for issuance under our 2006 Plan and 2015 Plan. As of June 4, 2021, there were 50 holders of record of our common stock.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Convertibility

There are no conversion provisions applicable to the common stock.

Dividends

Each share of common stock is entitled to receive dividends if, as and when declared by the Board out of funds legally available for that purpose, subject to preferences that may apply to any preferred stock that we may issue in the future.

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

Liquidation Rights

In the event of our dissolution or liquidation, after satisfaction of all our debts and liabilities and distributions to the holders of any preferred stock that we may issue in the future, if any, of amounts to which they are preferentially entitled, the holders of common stock would be entitled to share ratably in the distribution of assets to the stockholders.

Other Provisions

There are no cumulative, subscription or preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions, conversion provisions or sinking fund provisions applicable to the common stock.

The rights and preferences of holders of common stock are subject to the rights of any series of preferred stock which we may issue in the future.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to provide for the issuance of shares of preferred stock, in one or more series, to establish the number of shares to be included in each series, to fix the designation, rights, preferences, privileges and restrictions of the shares of each series and to increase or decrease the number of shares of any series of preferred stock, all without any further vote or action by our stockholders.

The applicable prospectus supplement will specify as to each issuance of preferred stock:

•	the maximum number of shares;

•	the designation of the shares;

•	annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates and whether dividends will be cumulative;

•

the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•

the terms and conditions, if any, for conversion or exchange of shares into or for any other class or classes of our capital stock or any series of any other class or classes, or into or for any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	any preemption rights;

•	any restriction on the repurchase or redemption of shares while there is any arrearage in the payment of dividends or sinking fund installments;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will represent an aggregate number of shares equal to that of the preferred stock represented by the global certificate.

Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the applicable prospectus supplement;

•	be deposited with such depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding any restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designations.

Anti-takeover Effects of our Articles of Incorporation and Bylaws

Our articles of incorporation provide that our board of directors may provide further issuance of preferred stock, in one or more series, to establish the number of shares to be included in each series, to fix the designation, rights, preferences, privileges and restrictions of the shares of each series and to increase or decrease the number of shares of any series of preferred stock, all without any further vote or action by our stockholders. The existence of authorized but unissued and unreserved preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Our articles of incorporation and bylaws do not provide for cumulative voting. Additionally, our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors. A combination of our cumulative voting policy and the advance notice procedures make it more difficult to effect a change in the composition of our board of directors.

Anti-takeover Effects of Nevada Law

Limitations on Stockholder Action by Written Consent

Nevada law permits stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Pursuant to Section 78.320 of the Nevada Revised Statutes (“NRS”), any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, if a written consent to such action is signed by the holders of outstanding stock having at least a majority of the voting power of all classes entitled to vote, or such different proportion that would be required for such an action at a meeting of the stockholders. Our articles of incorporation, however, provide that stockholder action by written consent is permitted.

Amendment of Articles of Incorporation or Bylaws

Our articles of incorporation may be amended as provided by Nevada law which requires a resolution of the board of directors to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes entitled to vote, as well as a majority of any class adversely affected.

Nevada law provides that the corporation’s bylaws, including any bylaws adopted by its stockholders, may be amended by the board of directors and that the power to adopt, amend or repeal the bylaws may be granted exclusively to the directors in the corporation’s articles of incorporation. Our bylaws provide that they may be altered, amended or repealed by action of our board of directors at a meeting at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting. Under Nevada law, our stockholders may also adopt, amend or repeal the bylaws.

Business Combinations

We have opted out of the “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS in our articles of incorporation.

The Nevada business combination statute, should we opt in at some point in the future, generally prohibits a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of up to four years after the date of the transaction in which the person became an interested stockholder, unless the combination or transaction was approved by the board of directors before such person became an interested stockholder or the combination is approved by the board of directors, if within two years after the date in which the person became an interested stockholder, and is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after such person becomes an interested stockholder if:

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the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, less certain dividends paid or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

•	the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.

In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.

Control Share Acquisitions

We have opted out of the “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, in our articles of incorporation.

The Nevada control share statute, should we opt back in at some point in the future, applies to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. The control share statute prohibits an acquirer, under certain circumstances, from voting its “control shares” of an issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the issuing corporation’s disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within 10 days of the acquisition. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds become “control shares,” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws in effect on the tenth (10th) day following the acquisition of a controlling interest, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Even if a Nevada corporation has not opted out of the control share statute prior to an acquisition of control shares, Nevada law provides that it may out of the control share statute by amending our articles of incorporation or bylaws within 10 days of the acquisition.

Limitations on Liability and Indemnification of Officers and Directors

Our articles of incorporation eliminate the liability of our officers and directors to the fullest extent permitted by Nevada law, provided that such article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the unlawful payment of dividends. Nevada law generally provides that our directors and officers will not be individually liable to us, our stockholders or our creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (a) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (b) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.

Our articles of incorporation also provide for indemnification for our directors and officers to the fullest extent legally permissible under Nevada law. We have entered into indemnification agreements with each of our directors that may be, in some cases, broader than the specific indemnification provisions contained under Nevada law. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover any damages against a director for breach of fiduciary duties as a director, because a director will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions under Nevada law and in our articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

The foregoing provisions of our articles of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Transfer Agent

The transfer agent and registrar for our common stock is Direct Transfer LLC.

Description of Debt Securities

The debt securities will be our unsecured direct obligations. The debt securities may be senior or subordinated indebtedness. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indenture and the debt securities to be issued under any indenture are summaries of certain anticipated provisions of the indentures, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indentures and the debt securities.

General

We have filed with the registration statement of which this prospectus is a part a form of indenture relating to our senior securities and a form of indenture relating to our senior subordinated securities and subordinated securities. Our senior debt securities will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated, including but not limited to our Senior Notes. While such senior debt securities rank equally and ratably with our other indebtedness that is not subordinated, it is effectively junior to secured debt or debt on the level of our subsidiaries. If we issue subordinated debt securities, they will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with any other subordinated indebtedness. They may, however, also be subordinated in right of payment to senior subordinated securities. See “—Subordination.” We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our board of directors or as established in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities if other than the principal amount of the debt securities;

•	the rights evidenced by the securities;

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the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities, or if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any retirement provisions;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	any provisions with respect to the kind and priority of liens securing the securities;

•	any provisions restricting the declaration of dividends or requiring the maintenance of any asset ratio or maintenance reserves;

•	provisions restricting the incurrence of additional debt or the issuance of additional securities;

•	provisions related to the modification of the terms of the security of the rights of stockholders;

•	any provisions regarding a trustee;

•	whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent, different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated and/or book-entry form;

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whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

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whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

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whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment; and

•	the subordination provisions, if any, relating to the debt securities.

We may issue debt securities at less than the principal amount payable upon maturity (we refer to these securities as “original issue discount securities”). If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as described under “—Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest on and principal of and premium, if any, on any debt securities at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date to be fixed by the applicable trustee; or

•	in any other lawful manner, all as more completely described in the applicable indenture.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless all the following conditions are met:

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If we merge out of existence or sell our assets, the other company must be a corporation, partnership or other entity organized under the laws of a State or the District of Columbia or under federal law. The other company must agree to be legally responsible for the debt securities.

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The merger, sale of assets or other transaction must not cause a default on the debt securities. In addition, we must not already be in default, unless the merger or other transaction would cure the default. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•	Any other condition described in the applicable prospectus supplement.

Events of Default and Related Matters

Events of Default

The term “event of default” means any of the following:

•	We do not pay the principal or any premium on a debt security on its due date.

•	We do not pay interest on a debt security within 30 days of its due date.

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We remain in breach of any other term of the applicable indenture for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of 25% of the principal amount of debt securities of the affected series may send the notice.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the applicable prospectus supplement occurs.

Remedies If an Event of Default Occurs

If an event of default has occurred and has not been cured, the trustee or the holders of a significant portion in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is known as an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

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The holders of at least 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

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The trustee must have not taken action for 60 days after receipt of the above notices and offer of indemnity. However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an Indenture

We will set forth in the applicable prospectus supplement the terms and conditions upon which we can make changes to an indenture or the debt securities. There are three types of changes we can make to the indentures and the debt securities:

Changes Requiring Unanimous Approval

First, there are changes we cannot make to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security; and

•	impair your right to sue for payment.

Changes Requiring a Majority Vote

The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described under “—Changes Requiring Unanimous Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval

The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

Discharge, Defeasance and Covenant Defeasance

Discharge

We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance

We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you:

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We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

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The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion confirming the tax law change described above.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, we must do the following:

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We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

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We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities

If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

Description of Depositary Shares

General

The description shown below and in any applicable prospectus supplement of certain provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each applicable series of preferred stock. The deposit agreement and the depositary receipts contain the full legal text of the matters described in this section. We will file a copy of those documents with the Commission at or before the time of the offering of the applicable series of preferred stock. This summary also is subject to and qualified by reference to the description of the particular terms of your series of depositary shares described in the applicable prospectus supplement.

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. These receipts are known as depositary shares. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the preferred stock represented by those depositary shares.

Upon surrender of depositary receipts by a holder of depositary shares at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, the holder of depositary shares is entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Dividends and Other Distributions

A depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

No distributions will be made on any depositary shares that represent preferred stock converted or exchanged. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares. All distributions are subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Fractional shares of preferred stock will not be issued. If the depositary shares which you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

If we redeem a series of the preferred stock underlying the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series held by the depositary. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares relating to shares of preferred stock so redeemed. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder’s depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

Liquidation Preference

In the event of our liquidation, whether voluntary or involuntary, the holders of each depositary share would be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share, as shown in the applicable prospectus supplement.

Conversion or Exchange of Preferred Stock

The depositary shares will not themselves be convertible into or exchangeable for common stock, preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. If necessary, the applicable prospectus supplement will provide a description of U.S. federal income tax consequences relating to the purchase and ownership of the depositary shares and the preferred stock represented by the depositary shares.

Amendment and Termination of a Deposit Agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement as amended.

Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if a majority of each series of preferred stock affected by the termination consents to the termination. When that occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•	all depositary shares outstanding shall have been redeemed;

•

there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution shall have been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each of the shares of related preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that are received by it with respect to the related preferred stock.

Neither a depositary nor we will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing their duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

Description of Warrants

We may issue warrants for the purchase of debt securities, common stock or preferred stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of ours in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. Copies of the form of warrant agreement and warrant will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

The applicable prospectus supplement will describe the terms of the warrants, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which warrants will be issued;

•	the designation, terms and number of securities purchasable upon exercise of warrants;

•	the designation and terms of the securities, if any, with which warrants are issued and the number of warrants issued with each security;

•	the date, if any, on and after which warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of warrants may be purchased;

•	any provisions for changes to or adjustments in the exercise price;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Plan of Distribution

We and/or the selling stockholders may sell the securities covered by this prospectus from time to time, in one or more transactions, by a variety of methods, including the following:

•	through underwriters or dealers;

•	directly to one or more purchasers, including to a limited number of institutional purchasers;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods of sale.

We may offer and sell the securities directly to or through underwriting syndicates represented by managing underwriters, to or through underwriters without a syndicate or through dealers or agents. The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds, if any, we will receive from the sale;

•	any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation; and

•	the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

If we are offering shares of our common stock, we may permit those selling stockholders named in any prospectus supplement to participate in the offering. If any selling stockholders are participating in an offering, the prospectus supplement will also include the following:

•	the name or names of the selling stockholders;

•	the amount of shares to be sold by each selling stockholder and the proceeds from such sales; and

•	any additional terms, including lock-up provisions, that may be placed on the participating selling stockholders in connection with their sale of securities in the offering.

If any underwriters are involved in the offer and sale, the securities will be acquired by the underwriters and may be resold by them, either at a fixed public offering price established at the time of offering or from time to time in one or more negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may offer and sell the securities directly or through an agent or agents designated by us from time to time. An agent may sell securities it has purchased from us as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with the purchase from us to the dealers. After the initial offering of the securities, the offering price (in the case of securities to be resold at a fixed offering price), the concession and the discount may be changed. Any agent participating in the distribution of the securities may be deemed to be an “underwriter,” as that term is defined in the Securities Act, of the securities so offered and sold.

If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include stabilization transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any selling stockholder nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any selling stockholder nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers and agents may be entitled, under agreements entered into with us and any selling stockholders, to indemnification by us and any selling stockholders against some liabilities, including liabilities under the Securities Act.

The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement if appropriate.

Unless otherwise indicated in the applicable prospectus supplement, each series of offered securities will be a new issue of securities for which, other than the common stock which is listed on the Nasdaq Global Select Market, there currently is no market. Any underwriters to whom securities are sold for public offering and sale may make a market in such series of securities as permitted by applicable laws and regulations, but such underwriters will not be obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the securities.

Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for us and/or any of our affiliates in the ordinary course of business.

Legal Matters

Certain legal matters relating to the issuance and sale of the securities offered hereby will be passed upon for us by Greenberg Traurig, P.A, Miami, Florida.

Experts

The consolidated financial statements of Celsius Holdings, Inc. and Subsidiaries appearing in Celsius Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020, have been audited by Assurance Dimensions, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information; Incorporation by Reference

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You can review our electronically filed reports, proxy and information statements, and other information regarding us on the Commission’s website at www.sec.gov. The information contained on the Commission’s website is expressly not incorporated by reference into this prospectus.

We are “incorporating by reference” into this prospectus specific documents that we file with the Commission, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the Commission will automatically update and supersede this information. This prospectus is part of a registration statement filed with the Commission.

We incorporate into this prospectus the following documents that we have previously filed with the Commission (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with the Commission’s rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):

Commission Filing (File No. 001-34611)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2020, filed with the Commission on May 13, 2021
Quarterly Reports on Form 10-Q	Three Months Ended March 31, 2021, filed with the Commission on May 13, 2021
Current Reports on Form 8-K (other than information furnished)	Filed with the Commission on January 8, 2021, February 10, 2021, February 24, 2021, June 3, 2021 and June 7, 2021
Information in our Proxy Statement on Schedule 14A for our 2020 Annual Meeting of Shareholders, to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2019	Filed with the Commission on June 15, 2020

We are also incorporating by reference all additional documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering, other than any document or portion of any document furnished or deemed furnished and not filed in accordance with the Commission’s rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 of Form 8-K related thereto.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered herewith. We will provide such reports or documents upon written or oral request, at no cost to the requestor. Requests for incorporated reports or documents must be made to:

Celsius Holdings, Inc.

2424 N. Federal Highway, Suite 208

Boca Raton, Florida 33431

Phone: (561) 276-2239

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

Our Commission filings, along with information relating to us and our business is also available on our website at www.celsius.com. The information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus and any prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference in the prospectus and any prospectus supplement, before making an investment decision.

6,518,267 Shares

Common Stock

PROSPECTUS SUPPLEMENT

UBS Investment Bank	Jefferies

B. Riley Securities	Ladenburg Thalmann	Maxim Group LLC	Roth Capital Partners

June 9, 2021